    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1998



                                                      REGISTRATION NO. 333-62615

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

ROMACORP, INC.
ROMA SYSTEMS, INC.
ROMA DINING LP
ROMA HOLDINGS, INC.
ROMA HUNTINGTON BEACH, INC.
ROMA BAR MANAGEMENT CORPORATION
ROMA FORT WORTH, INC.

ROMA FRANCHISE CORPORATION


             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                             5812                            13-4010466
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL                75-2405064
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                 75-2682212
                                                                                  48-1192853
                                                                                  75-2099681
                                                                                  75-1929174
                                                                                  75-1971248
                                                                                  75-2402837
                                                                               (I.R.S. EMPLOYER
                                                                            IDENTIFICATION NUMBER)


                                9304 FOREST LANE
                                   SUITE 200
                              DALLAS, TEXAS 75243
                           TELEPHONE: (214) 343-7800
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 DAVID G. SHORT
                                9304 FOREST LANE
                                   SUITE 200
                              DALLAS, TEXAS 75243
                           TELEPHONE: (214) 343-7800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                             FREDERICK TANNE, ESQ.
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
                                                                          Proposed            Proposed
                                                       Amount              Maximum             Maximum            Amount of
Title of Each Class of Securities                       to be          Offering Price         Aggregate         Registration
  to be Registered                                   Registered          Per Unit(1)      Offering Price(1)        Fee(2)
--------------------------------------------------------------------------------------------------------------------------------
Romacorp, Inc.'s 12% Senior Notes due 2006......     $75,000,000           $1,000            $75,000,000           $22,125
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


*   Not Applicable.
(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS     SUBJECT TO COMPLETION, DATED                , 1998

                                 ROMACORP, INC.

                               ROMA SYSTEMS, INC.
                                 ROMA DINING LP
                              ROMA HOLDINGS, INC.
                          ROMA HUNTINGTON BEACH, INC.
                        ROMA BAR MANAGEMENT CORPORATION
                             ROMA FORT WORTH, INC.

                           ROMA FRANCHISE CORPORATION

                  OFFER TO EXCHANGE SERIES B 12% SENIOR NOTES
                 DUE 2006 FOR ANY AND ALL OUTSTANDING SERIES A
TONY ROMA LOGO             12% SENIOR NOTES DUE 2006

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          , 1998, UNLESS EXTENDED.


    Romacorp, Inc., a Delaware corporation ("Romacorp" or the "Company"), and Roma Systems, Inc., a Delaware corporation, Roma Dining LP, a Delaware limited partnership, Roma Holdings, Inc., a Delaware corporation, Roma Huntington Beach, Inc., a Delaware corporation, Roma Bar Management Corporation, a Texas corporation, Roma Fort Worth, Inc., a Texas corporation (each a "Guarantor" and collectively, the "Guarantors") (the Guarantors, together with the Company, the "Issuers") hereby offer (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of Series B 12% Senior Notes due 2006 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of outstanding Series A 12% Senior Notes due 2006 (the "Notes" and together with the Exchange Notes, the "Senior Notes"), of which $75,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to an increase in the interest rate which were included in the terms of the Notes in certain circumstances relating to the timing of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated July 1, 1998 among Romacorp, the Guarantors, and United States Trust Company of New York (the "Indenture") governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."



    The Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment with any future senior indebtedness of the Company, including borrowings under the New Revolving Credit Facility (as defined). However, all borrowings under the New Revolving Credit Facility will be secured by a first priority lien on substantially all of the assets of the Company. As of July 1, 1998, the outstanding consolidated indebtedness of the Company was approximately $80.0 million. The Exchange Notes are fully and unconditionally guaranteed on a senior joint and several basis (the "Guarantees") by the Guarantors and certain Subsidiaries of the Company acquired or formed after the Issue Date.


    The Issuers will accept for exchange any and all Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time, on         , 1998, unless
extended by the Issuers in their sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Issuers will not extend the Expiration Date
beyond         , 1998. Tenders of Notes may be withdrawn at any time prior to
5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Notes were sold by Romacorp on July 1, 1998 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of Romacorp under the Registration Rights Agreement entered into by the Issuers in connection with the offering of the Notes. See "The Exchange Offer."


    With respect to resales of Exchange Notes, based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Romacorp believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Resales of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. However, any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."


    If any holder of Notes is an affiliate of the Issuers, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

    Holders of Notes not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Issuers will pay all the expenses incurred by them incident to the Exchange Offer. See "The Exchange Offer."
                         ------------------------------


     SEE "RISK FACTORS" ON PAGE 14 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                THE DATE OF THIS PROSPECTUS IS          , 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     There has not previously been any public market for the Notes or the Exchange Notes. The Issuers do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of Public Market." Moreover, to the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

     The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Exchange Notes."

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus includes a discussion of all material elements of the Exchange Offer Registration Statement, but does not contain all of the information set forth therein. For further information with respect to the Issuers and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Additionally, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Issuers will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Issuers to file periodic reports and other information with the Commission will be suspended if the Exchange Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Issuers will nevertheless be required to continue to file reports with the Commission if the Exchange Notes are listed on a national securities exchange. In the event the Issuers cease to be subject to the informational requirements of the Exchange Act, the Issuers will be required under the Indenture to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Exchange Act. Under the Indenture, the Issuers shall file with the Trustee such annual, quarterly and other reports. Further, to the extent that annual, quarterly or other financial reports are furnished by the Issuers to stockholders or partners, as the case may be, generally they will mail such reports to holders of Exchange Notes. The Issuers will furnish annual and quarterly financial reports to stockholders or partners, as the case may be, of the Issuers and will mail such reports to holders of Exchange Notes pursuant to the Indenture, thus holders of Exchange Notes will receive financial reports every quarter. Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant. The Issuers will also furnish such other reports as may be required by law.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS OFFERING MEMORANDUM, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "RISK FACTORS," THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S OPERATIONS, FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "INTEND," "ESTIMATE," "ANTICIPATE," "BELIEVE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE AT THIS TIME, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.


                           TRADEMARKS AND TRADENAMES

     The following items referred to in this document are trademarks which are federally registered in the United States and abroad pursuant to applicable intellectual property laws and are the property of the Company: Tony Roma's, Tony Roma's Famous for Ribs and Tony Roma's A Place for Ribs.

     The following items referred to in this document are claimed as trademarks and are the property of the Company: Tony Roma's Blue Ridge Smokies, Tony Roma's Carolina Honeys, Tony Roma's Original and Tony Roma's Red Hots.
                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Holders of the Notes should carefully consider the matters set forth under the heading "Risk Factors." Unless the context otherwise requires, all references herein to "Romacorp" or the "Company" with respect to periods prior to the Recapitalization, refer to the business historically conducted by Roma Restaurant Holdings, Inc. ("Holdings") (which has served as the operating entity for the business prior to the Recapitalization), together with its subsidiaries, and, with respect to periods subsequent to the Recapitalization, refer to Holdings and its subsidiaries. References to fiscal 1994, 1995, 1996, 1997, 1998 and 1999 with respect to financial information for the Company refer to the fiscal year ending on the Sunday preceding the last Tuesday in March for such year. Although the data for fiscal 1994 includes 52 weeks of activity, the Company was only owned, operated, and accounted for by NPC International, Inc., its Parent, for the last 42 weeks of the 52-week period. All fiscal years were 52 weeks except 1998 which was 53 weeks.

                                  THE COMPANY

     Romacorp is the operator and franchisor of the largest national casual dining chain specializing in ribs with 194 restaurants located in 25 states in the United States and in over 15 foreign countries. Founded in Miami in 1972, the Company's restaurants are primarily located in Florida, Texas and California. Both the Tony Roma's name and its "Famous for Ribs" and "A Place for Ribs" slogans are well-recognized throughout the United States. The restaurants offer a full and varied menu, including ribs, chicken, steaks, seafood, salads and other menu items in a casual atmosphere which is suitable for the entire family. Since the inception of Tony Roma's, its baby-back ribs have won numerous consumer and industry awards in over 25 markets. In addition to its award-winning ribs, the menu features its signature deep fried onion ring loaf.

     The Tony Roma's concept is designed to serve a demographically and geographically diverse customer base, with high quality food at moderate prices. Tony Roma's restaurants are generally located in free-standing buildings with approximately 200 seats and separate bar areas. The restaurants have a fun, comfortable atmosphere with distinctive and varied decor and provide consumers with high quality, friendly service. The Tony Roma's concept is appropriate for a wide variety of casual dining occasions including family dinners and business lunches.

     As of March 29, 1998, the Company operated 45 Company-owned and two joint-venture restaurants in 11 states and through its subsidiaries, franchised 94 restaurants in 19 states and 53 restaurants in international locations. For fiscal 1998, system-wide sales, Company revenues (including net franchise revenues) and Company EBITDA (as defined) were $350.8 million, $94.9 million and $16.1 million, respectively. Company-owned restaurants have generated positive comparable restaurant sales growth in 13 of the last 14 quarters. The Company intends to continue to focus on increasing the number of Company-owned restaurants as well as the number of franchised restaurants.


     From fiscal 1995 to fiscal 1998, the Company experienced the following growth.



                                  1995            1996            1997             1998
                              ------------    ------------    -------------    -------------
Average annual revenue per
  store.....................  $1.8 million    $1.9 million     $2.0 million     $2.0 million
Number of Company-owned
  restaurants...............            23              33               40               45
Average annual royalties per
  franchised store, net of
  reserve for doubtful
  accounts..................       $54,900         $56,500          $60,300          $61,600
Number of franchised
  restaurants...............           143             142              140              147
EBITDA......................  $7.1 million    $9.3 million    $12.5 million    $16.1 million


     With efforts beginning in fiscal 1995, the Company's current management, led by its President, Robert B. Page, has continued to strategically reposition the Tony Roma's concept by: (i) improving operations;

(ii) upgrading menu quality and selection; (iii) updating building designs and decor; (iv) broadening its customer base; and (v) rationalizing its franchise base. As part of such initiative, over 70% of Company-owned restaurants were either built or significantly renovated within the last three years to meet consumer preferences. In addition, management has improved the support provided to its franchisees, eliminated certain underperforming franchisees and strengthened its franchise base. The Company believes as a result of such efforts, the Company's revenues and EBITDA grew at a compound annual growth rate of 24% and 31%, respectively, from fiscal 1995 to fiscal 1998.

COMPETITIVE STRENGTHS

     Leader in Rib Category. Tony Roma's is the largest national casual dining restaurant chain specializing in ribs in the United States. Since its inception, Tony Roma's has won numerous consumer and industry awards for its rib recipe, including first place in the National Rib Cook-Off and "best ribs" awards in over 25 markets. Although several of its national competitors offer ribs as a menu selection, the Company believes that Tony Roma's well-established and recognized brand name makes it the leader in the rib category with a reputation for high quality food.

     Established, Internationally Recognized Restaurant Brand. With 141 U.S. and 53 international restaurants, Tony Roma's is a well-established and recognized brand in the United States and abroad. Operating under the slogans, "Famous for Ribs" and "A Place for Ribs", the Company believes that the majority of consumers in the United States identify the Tony Roma's brand with ribs. In addition, the Company believes that international consumers are drawn to Tony Roma's distinctly "American" dining experience and its "Best Ribs in America" slogan. The Company has achieved strong consumer awareness levels without substantial television advertising. Its marketing programs primarily rely on radio, outdoor, newspaper, direct mail, yellow pages and word of mouth advertising. The Company believes that its strong brand identity enhances its competitive position compared to other casual dining chains.

     Strong Franchise Network. The Company has 47 franchisees, most of which own and operate two or more restaurants and the largest of which operates 24 restaurants. The Company's franchisees operate 147 restaurants in 19 states and over 15 foreign countries (including ten restaurants in Canada and 26 restaurants in the Asia Pacific region). In addition to providing the Company with substantial royalty revenues ($9.1 million for fiscal 1998), the franchise network allows the Company to expand the Tony Roma's system without substantial capital investment by the Company. From fiscal 1995 to fiscal 1998, 51 new franchise restaurants were opened and 37 franchise restaurants, most of which were not performing their obligations under their franchise agreements, were closed. The Company anticipates that franchisees will open approximately 45 additional restaurants by 2001.

     Broadly Appealing, High Quality Menu. The Company's restaurants offer customers a full and varied menu, including ribs, chicken, steaks, seafood, salads and other menu items. The items are moderately priced with entrees typically ranging in price from $3.99 to $11.99 for lunch and $4.99 to $16.49 for dinner. Dessert selections range in price from $1.99 to $3.99. The Company believes that the combination of its diverse and full menu selection and casual dining ambiance appeals to a wide geographic and demographic mix of customers. Management believes that Tony Roma's has significant expansion potential in all 50 United States as well as in most regions of the world.

     Updated, Modern Restaurant Base. In fiscal 1995, the Company introduced a new prototype which is designed to attract a broader segment of consumers. The prototype features new lighting and light color decor packages which the Company believes enhance the appeal of its restaurants for family dining, business lunches and other casual dining occasions. Within the last three years, over 70% of the Company-owned restaurants were either built or significantly renovated to conform to the new prototype. The Company continually seeks to maintain unique interior and exterior facility design and decor to meet consumer preferences. In addition, the Company encourages, and if necessary can require, its franchisees to remodel their restaurants.

     Experienced and Proven Management Team. The Company's senior management team has an average of 20 years of experience in the restaurant industry, four of which are with Tony Roma's. Since fiscal 1995, the current management team, led by Robert Page, has focused on repositioning the Tony Roma's concept by implementing initiatives to improve operations and broaden consumer appeal.

GROWTH STRATEGY

     The Company intends to continue the programs and initiatives that it has put in place over the last three years to support and increase the revenues and operating performance of its existing Company-owned and franchised restaurants. In addition, the Company plans to achieve growth by developing new Company-owned restaurants and increasing franchise revenues.


     Develop New Company-Owned Restaurants. Management has demonstrated its ability to open and operate new restaurants, expanding the number of Company-owned restaurants to 45 at the end of fiscal 1998 from 23 in fiscal 1995. The Company believes that the development of successful Company-owned restaurants strengthens the Tony Roma's concept and the Company's growth potential. The Company intends to develop and operate new restaurants and plans to open between six to eight additional Company-owned restaurants in fiscal 1999. The cost to develop a new restaurant without land is approximately $1.2 million to $1.6 million. To finance the development of new Company-owned restaurants, the Company expects to selectively use operating lease financing facilities thereby reducing the average capital expenditure required per restaurant.


     Increase Franchise Revenues. The Company plans to continue to strengthen its franchise base by adding franchised restaurants in existing and new geographic areas, both domestically and internationally. In expanding the number of franchised restaurants, the Company focuses on its existing franchisees which it anticipates will open the majority of the Company's franchise restaurants in the foreseeable future. In addition, the Company targets new franchisees that are experienced multi-unit restaurant operators with significant financial resources. Management continually re-evaluates and upgrades the support that it provides to franchisees. The Company believes that existing franchisees have significant restaurant operating experience and adequate access to capital to support the Company's growth strategy.

                              THE RECAPITALIZATION

     The Recapitalization was effected pursuant to a Recapitalization Agreement dated as of April 24, 1998, as amended (the "Recapitalization Agreement") by and among NPC Restaurant Holdings, Inc. ("NPC Holdings"), NPC International, Inc. (together with its subsidiaries, "NPC"), Sentinel Capital Partners, L.P. ("Sentinel") and Holdings. Pursuant to the Recapitalization, Holdings exchanged a portion of its existing shares of common stock, par value $0.10 per share (the "Old Common Stock") held by NPC Holdings for consideration consisting of a series of Preferred Stock (the "Preferred Stock") and common stock representing approximately 20% of the voting equity securities on a fully diluted basis before issuance of options to management. The remaining shares of Old Common Stock held by NPC Holdings were redeemed for cash. In addition, Sentinel and certain other investors (the "Sentinel Investors") purchased shares of Holdings' common stock and Preferred Stock representing approximately 80% of Holdings' fully-diluted Common Stock immediately after giving effect to the Transactions but before issuance of options to management. The Sentinel Investors and NPC Holdings own securities representing approximately 80% and 20%, respectively, of the voting power of Holdings' outstanding capital stock before issuance of options to management.


     Approximately $113.8 million was used to complete the Recapitalization, including $101.0 million paid to NPC, the repayment of approximately $1.3 million of existing indebtedness and the payment of related estimated fees and expenses of approximately $4.7 million. In order to finance the Recapitalization: (i) the Company issued $75.0 million in aggregate principal amount of Notes in the Offering; (ii) Holdings received an equity contribution of $27.0 million in cash from the Sentinel Investors (the "Equity Contribution"); (iii) NPC Holdings retained equity of Holdings having an implied value of $6.8 million (the "Retained Equity") and (iv) the Company entered into a $15.0 million revolving credit facility (the "New Revolving Credit Facility") with The Provident Bank, of which $5.0 million was drawn at closing. The Recapitalization consideration was subject to certain post-closing adjustments based on the Company's working capital at closing and performance-based payments with respect to certain Company-owned and franchised restaurants.

The Offering was contingent upon the concurrent consummation of the Recapitalization. The foregoing transactions are collectively referred to herein as the "Transactions."

     The Company entered into a Transitional Financial and Accounting Services Agreement (the "Transition Services Agreement") whereby NPC will continue to provide administrative services to the Company for a negotiated fee for a period of up to one year. Services provided will include accounting services, payroll services and use of NPC's proprietary restaurant technology system software (the "POS System"). As part of the Transition Services Agreement, the Company was granted a perpetual license to use the POS System. See "Certain Relationships and Related Transactions."

     The following table illustrates the estimated sources and uses of funds in connection with the consummation of the Transactions.

                                                              (IN THOUSANDS)
                                                              --------------
SOURCES OF FUNDS
Notes.......................................................     $ 75,000
New Revolving Credit Facility...............................        5,000
Equity Contribution and Retained Equity(1)..................       33,750
                                                                 --------
     Total sources of funds.................................     $113,750
                                                                 ========
USES OF FUNDS
Recapitalization consideration(2)...........................     $101,000
Equity interest retained by NPC Holdings....................        6,750
Repayment of existing indebtedness..........................        1,333
Estimated fees and expenses.................................        4,667
                                                                 --------
     Total uses of funds....................................     $113,750
                                                                 ========

---------------
(1) Includes a $27.0 million equity investment made by the Sentinel Investors and a $6.8 million retained equity interest of NPC Holdings.


(2) The Recapitalization consideration of $101.0 million was paid to NPC and was subject to certain post-closing adjustments based on the Company's working capital at closing and performance-based payments with respect to certain Company-owned and franchised restaurants.

                                ---------------


     The executive offices of the Company are located at 9304 Forest Lane, Suite 200, Dallas, Texas 75243, and its telephone number is (214) 343-7800.

                                  THE OFFERING

NOTES.........................   The Notes were sold by the Company on June 26,
                                 1998 to Salomon Brothers Inc and Schroder & Co.
                                 Inc. (the "Initial Purchasers") pursuant to a
                                 Purchase Agreement dated March 3, 1998 (the
                                 "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

EXCHANGE AND REGISTRATION
RIGHTS AGREEMENT..............   Pursuant to the Purchase Agreement, the Issuers
                                 and the Initial Purchasers entered into a Registration Rights Agreement dated July 1,
                                 1998, which grants the holder of the Notes certain exchange and registration rights. The
                                 Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   $75,000,000 aggregate principal amount of
                                 Series B 12% Senior Notes due 2006.

THE EXCHANGE OFFER............   $1,000 principal amount of the Exchange Notes
                                 in exchange for each $1,000 principal amount of Notes. As of the date hereof, $75,000,000 aggregate principal amount of Notes are outstanding. The Issuers will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                 Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                 Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Issuers.

EXPIRATION DATE...............   5:00 p.m., New York City time, on           ,
                                 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.

ACCRUED INTEREST ON THE
EXCHANGE NOTES AND THE
  NOTES.......................   Each Exchange Note will bear interest from its
                                 issuance date. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Issuers. See "The Exchange Offer --
                                 Conditions."

PROCEDURES FOR TENDERING
NOTES.........................   Each holder of Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Issuers that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange
                                 Offer -- Purpose and Effect of the Exchange
                                 Offer" and "-- Procedures for Tendering."

UNTENDERED NOTES..............   Following the consummation of the Exchange
                                 Offer, holders of Notes eligible to participate but who do not tender their Notes will not have any further exchange rights and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

CONSEQUENCES OF FAILURE TO
  EXCHANGE....................   The Notes that are not exchanged pursuant to
                                 the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only: (i) to the Issuers; (ii) pursuant to Rule 144A or Rule 144 under the Securities
                                 Act or pursuant to some other exemption under the Securities Act; (iii) outside the United
                                 States to a foreign person pursuant to the requirements of Rule 904 under the Securities
                                 Act; or (iv) pursuant to an effective
                                 registration statement under the Securities
                                 Act. See "The Exchange Offer -- Consequences of
                                 Failure to Exchange."

SHELF REGISTRATION
STATEMENT.....................   If any holder of the Notes (other than any such
                                 holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has provided information regarding such holder and the distribution of such holder's Notes to the Issuers for use therein, the Issuers have agreed to register the Notes on a shelf registration statement (the "Shelf Registration
                                 Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practicable on or after the consummation of the Exchange Offer. The Issuers have agreed to maintain the continuous effectiveness of the Shelf Registration
                                 Statement for, under certain circumstances, a maximum of two years, to cover resales of the Notes held by any such holders.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Notes are registered
                                 in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Issuers will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Notes who wish to tender their Notes
                                 and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                 Agent (or comply with the procedures for book-entry transfer) prior to the Expiration
                                 Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

WITHDRAWAL RIGHTS.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

ACCEPTANCE OF NOTES AND
DELIVERY OF EXCHANGE NOTES....   The Issuers will accept for exchange any and
                                 all Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The Exchange
                                 Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

USE OF PROCEEDS...............   There will be no cash proceeds to the Issuers
                                 from the exchange pursuant to the Exchange
                                 Offer.

EXCHANGE AGENT................   United States Trust Company of New York

                               THE EXCHANGE NOTES

GENERAL.......................   The form and terms of the Exchange Notes are
                                 the same as the form and terms of the Notes
                                 (which they replace) except that: (i) the Exchange Notes bear a Series B designation;
                                 (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof; and (iii) the holders of Exchange
                                 Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See
                                 "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See
                                 "Description of Exchange Notes." The Notes and the Exchange Notes are referred to herein collectively as the "Senior Notes."

SECURITIES OFFERED............   $75,000,000 aggregate principal amount of
                                 Series B 12% Senior Notes due 2006.

MATURITY DATE.................   July 1, 2006.

MATURITY RATE AND PAYMENT
DATES.........................   Interest on the Exchange Notes will accrue from
                                 the date of original issuance and is payable semi-annually on each January 1 and July 1, commencing January 1, 1999.

RANKING.......................   The Exchange Notes will rank pari passu in
                                 right of payment with any future senior
                                 indebtedness of the Company, including
                                 borrowings under the New Revolving Credit
                                 Facility. However, all borrowings under the New
                                 Revolving Credit Facility will be secured by a first priority lien on substantially all of the assets of the Company.


GUARANTEES....................   The Exchange Notes will be fully and
                                 unconditionally guaranteed on a senior joint and several basis by each of the Guarantors and certain of the Company's Subsidiaries acquired or formed after the Issue Date.

OPTIONAL REDEMPTION...........   The Exchange Notes will be redeemable, in whole
                                 or in part, at the option of the Company on or after July 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to July 1, 2001, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) or Strategic Equity Investments (as defined), at the redemption price set forth herein, plus accrued interest to the date of redemption; provided that at least 65% of the aggregate principal amount of Senior Notes issued remains outstanding immediately following such redemption.

CHANGE OF CONTROL.............   Upon a Change of Control, each holder of the
                                 Exchange Notes will have the right to require the Company to repurchase such holder's
                                 Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.
                                 There can be no assurance that the Company will have sufficient funds to purchase all of the Exchange Notes in the event of a Change of Control or that the Company would be able to obtain financing for such purpose on favorable terms, if at all.

CERTAIN COVENANTS.............   The Indenture governing the Exchange Notes (the
                                 "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make investments and certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") entered into on July 1, 1998 among the Company, the Guarantors and the Initial Purchasers, the Company agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange (the "Exchange Offer") the Notes for new notes (the "Exchange Notes") of the Company, which Exchange Notes will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), within 60 days after the Issue Date, (ii) to use its best efforts to cause such registration statement to become effective under the Securities Act within 150 days after the Issue Date and (iii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Notes. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated, or if certain holders of the Notes are not permitted to participate in, or do not receive the benefit of, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Notes and to keep such shelf registration statement effective until two years after the Issue Date or such shorter period ending when all the Notes have been sold thereunder. The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

                                  RISK FACTORS

     Holders of the Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included in this Offering Memorandum prior to tendering their Notes in the Exchange Offer.

    SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth: (i) summary historical financial data of the Company for the fiscal years ended March 24, 1996, March 23, 1997, March 29, 1998 and the thirteen weeks ended June 22, 1997 and June 28, 1998; (ii) summary historical balance sheet data as of June 28, 1998, (iii) summary unaudited pro forma financial data for the fiscal year ended March 29, 1998 and the thirteen weeks ended June 28, 1998; and (iv) summary unaudited pro forma balance sheet data as of June 28, 1998. The summary historical financial data for fiscal 1996, 1997 and 1998 and as of March 29, 1998 were derived from the audited consolidated financial statements of the Company which are included elsewhere herein, together with the report of Ernst & Young LLP, independent auditors. The summary historical financial information for the thirteen weeks ended June 22, 1997 and June 28, 1998 has been derived from, and is qualified by reference to, the unaudited financial statements of the Company included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. Operating results for the thirteen weeks ended June 28, 1998 are not necessarily indicative of the results that may be expected for the entire year ended March 28, 1999. The summary unaudited pro forma financial data for fiscal 1998 gives effect to the Transactions as if each had occurred on March 24, 1997. The summary unaudited pro forma balance sheet data as of June 28, 1998 gives effect to the Transactions as if each had occurred on March 29, 1998. The summary unaudited pro forma financial data is intended for informational purposes and should not be considered indicative of either future results of operations or the results that might have occurred if the Transactions had been consummated on the indicated date or had been in effect for the period presented. The following table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes related thereto of the Company included elsewhere in this Prospectus.


                                              FISCAL YEAR                  THIRTEEN WEEKS ENDED
                                     -----------------------------    ------------------------------
                                      1996       1997       1998      JUNE 22, 1997    JUNE 28, 1998
                                     -------    -------    -------    -------------    -------------
                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Revenues
     Net restaurant sales..........  $51,499    $68,778    $86,408       $20,225          $22,513
     Net franchise revenues........    7,570      8,526      8,482         2,050            2,114
                                     -------    -------    -------       -------          -------
          Total revenues...........   59,069     77,304     94,890        22,275           24,627
  Depreciation and amortization....    3,993      5,425      7,197         1,755            1,677
  Operating income(1)..............    2,029      7,001      8,883         2,078            2,694
  Net interest expense.............      876      1,550      2,412           476              663
  Income taxes.....................      545      2,017      2,315           568              779
  Net income.......................  $   351    $ 3,476    $ 4,165       $ 1,055          $ 1,446
OTHER FINANCIAL DATA:
Cash flows from:
  Operating activities.............  $ 5,355    $ 9,416    $ 9,874       $ 4,334          $ 1,838
  Investing activities.............  (16,491)   (24,758)   (10,686)      (4,385)          (1,870)
  Financing activities.............   10,909     15,342        812           580               32
  EBITDA(2)(4).....................  $ 5,765    $12,468    $16,089       $ 3,854          $ 4,565
  EBITDA Margin(2)(3)..............      9.8%      16.1%      17.0%         17.3%            18.5%
  Capital expenditures:
     Routine expenditures --
       existing restaurants........  $   345    $   246    $   478       $    46          $    84
     Renovation....................      324        438        653             7               23
     New restaurant development....   14,190     23,151      9,479         4,328            1,805
                                     -------    -------    -------       -------          -------
          Total capital
            expenditures...........  $14,859    $23,835    $10,610       $ 4,381          $ 1,912
                                     =======    =======    =======       =======          =======

                                                                        PRO FORMA
                                                              -----------------------------
                                                                             THIRTEEN WEEKS
                                                                                 ENDED
                                                              FISCAL 1998    JUNE 28, 1998
                                                              -----------    --------------
                                                                 (DOLLARS IN THOUSANDS)
PRO FORMA FINANCIAL DATA:(5)
  Interest expense..........................................      9,860           2,465
  Net income (loss).........................................       (786)            216
OTHER PRO FORMA DATA:
  EBITDA(2)(6)..............................................    $15,789         $ 4,490
  Ratio of EBITDA to interest expense(2)....................       1.6x            1.8x
  Ratio of total debt to EBITDA(2) (N/M -- not
     meaningful)............................................       5.1x             N/M
  Ratio of earnings to fixed charges(7).....................       0.9x            1.1x



                                                                  AT JUNE 28, 1998
                                                              ------------------------
                                                              ACTUAL     PRO FORMA(8)
                                                              -------    -------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Facilities and equipment, net.............................  $53,294       $53,294
  Total assets..............................................   75,776        79,498
  Total debt and payables to affiliate(9)...................   35,220        80,000
  Shareholders' equity (deficit)............................   32,738        (8,320)



                                                   FISCAL YEAR                 THIRTEEN WEEKS ENDED
                                          ------------------------------   -----------------------------
                                            1996       1997       1998     JUNE 22, 1997   JUNE 28, 1998
                                          --------   --------   --------   -------------   -------------
                                                              (DOLLARS IN THOUSANDS)
RESTAURANT OPERATING DATA:
  Restaurant sales:
     Company-owned......................  $ 51,499   $ 68,778   $ 86,408      $20,225         $22,513
     Joint Venture......................     3,122      3,229      3,281          810             856
     Franchised.........................   241,691    248,891    261,165       64,246          63,772
                                          --------   --------   --------      -------         -------
          Total system-wide sales.......  $296,312   $320,898   $350,854      $85,281         $87,141
                                          ========   ========   ========      =======         =======
  Restaurants open (at period end):
     Company-owned......................        33         40         45           41              45
     Joint Venture......................         2          2          2            2               2
     Franchised
          Domestic......................       100         91         94           92              93
          International.................        42         49         53           50              53
                                          --------   --------   --------      -------         -------
            Total Franchised............       142        140        147          142             146
                                          --------   --------   --------      -------         -------
               Total....................       177        182        194          185             193
                                          ========   ========   ========      =======         =======
  Comparable restaurant sales
     increase(10).......................      2.6%       2.2%       0.9%         2.5%            2.9%
  Average royalties per franchised
     restaurant.........................  $   56.5   $   60.3   $   61.6      $  16.1         $  15.4


---------------

 (1) For fiscal 1996, operating income includes an impairment and loss provision for underperforming assets of $3.5 million. Without this provision, operating income would have been $5.5 million.



 (2) As used herein, "EBITDA" represents net income plus: (i) net interest; (ii) income taxes; and (iii) depreciation and amortization including amortization of start-up costs. The Company has included information concerning EBITDA in this Prospectus because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA is not a measure determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance. EBITDA as presented may not be comparable to EBITDA or other similarly titled measures defined and presented by other companies.


 (3) EBITDA margin represents EBITDA divided by total revenues.


 (4) For fiscal 1996, earnings include the impairment and loss provisions for underperforming assets of $3.5 million. Without this provision, EBITDA would have been $9.3 million.



 (5) Pro forma financial data gives effect to: (i) the Offering; (ii) the Recapitalization; (iii) the New Revolving Credit Facility; and (iv) application of the proceeds of the Offering, as set forth in "Use of Proceeds", as if each occurred on March 24, 1997.



 (6) Pro Forma EBITDA reflects the deduction of a management fee of $300,000.

 (7) For purposes of computing this ratio, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the estimated interest portion of rental expense. For fiscal 1998, on a pro forma basis giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by $936,000.



 (8) Pro forma balance sheet data gives effect to: (i) the Offering; (ii) the Recapitalization; (iii) the New Revolving Credit Facility; and (iv) application of the proceeds of the Offering, as set forth in "Use of Proceeds", as if each occurred on March 29, 1998.



 (9) Includes current portion of long-term debt of $444,000.



(10) Comparable restaurant sales increase for each period is calculated using sales of Company-owned restaurants that have been open for at least 18 months.

                                  RISK FACTORS

     Holders of the Notes should consider carefully the following factors as well as the other information included in this Prospectus prior to tendering their Notes in the Exchange Offer.


RISK FACTORS ASSOCIATED WITH THE BUSINESS



  High Level of Indebtedness; Ability to Service Indebtedness



     The Company is highly leveraged. At June 28, 1998, on a pro forma basis, the Company has approximately $80.0 million of total consolidated indebtedness outstanding and had total stockholder's deficit of $8.3 million. Subject to certain restrictions in the Indenture and the New Revolving Credit Facility, the Company may incur additional indebtedness from time to time to provide for working capital or capital expenditures or for other purposes.



     The level of the Company's indebtedness could have important consequences to holders of the Exchange Notes, including, but not limited to, the following:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service, approximately $9.0 million a year in interest payments to Noteholders until 2006 at which time the Notes become due, and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, as needed, may be limited; (iii) the Company's leveraged position and covenants contained in the Indenture may limit its ability to grow and make capital improvements and acquisitions; (iv) the Company's level of indebtedness may make it more vulnerable to economic downturns; and (v) the Company may be at a competitive disadvantage because some of the Company competitors are less leveraged, resulting in greater operational and financial flexibility for such competitors.



     The Company currently anticipates that its operating cash flow will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, the ability of the Company to satisfy its debt obligations, including the Exchange Notes, will be primarily dependent upon the future financial and operating performance of the Company. Such performance is dependent upon financial, business and other general economic factors, many of which are beyond the control of the Company. If the Company is unable to generate sufficient cash flow to meet the debt service obligations of the Company or provide adequate long-term liquidity, the Company will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, selling assets or raising equity capital. There can be no assurance that such alternatives could be accomplished on satisfactory terms, if at all, or in a timely manner.



     The Exchange Notes will effectively be subordinated to all secured debt of the Company and the Guarantors, including indebtedness under the $15.0 million New Revolving Credit Facility, of which $5.0 million is outstanding. The Indenture permits the Company or the Guarantors to incur additional secured indebtedness. See "Description of Exchange Notes."



  Risks Associated with the Food Service Industry



     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing restaurants. The Company could also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns or alleged discrimination or other operating issues stemming from one location or a limited number of locations, whether or not the Company is liable. In addition, factors such as increased costs of goods, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's business, financial condition and results of operations.



  Competition



     The Company's business and the restaurant industry in general are highly competitive and are often affected by changes in consumer tastes and eating habits, national, regional and local economic conditions, population and demographic trends, traffic patterns and the location and number of, and type of food served by, competing restaurants. The Company competes directly and indirectly with all restaurants, from national and regional chains to local establishments, including national and small rib chains and local independent rib restaurants. The Company competes primarily on the basis of quality of food and service, ambiance, location and price-value relationship. Many of the Company's competitors are well-established in the mid-priced casual dining segment and have access to greater financial, marketing and other resources than the Company.



  Rib Pricing Risks.



     Baby-back ribs represent approximately 25% of the Company's cost of sales. Because ribs are a by-product of pork processing, their price is influenced largely by the demand for boneless pork. Historically, the cost of baby-back ribs has been volatile. Significant changes in the prices of ribs could significantly increase the Company's cost of sales and adversely effect the business, results of operations and financial condition of the Company. The Company actively manages its rib costs through supply commitments in advance of a specific need; however, the arrangements are terminable at will at the option of either party without prior notice. Therefore, there can be no assurance that any of the supply commitments will not be terminated in the future. As a result, the Company is subject to the risk of substantial and sudden price increases, shortages or interruptions in supply of such items, which could have a material adverse effect its the business, financial condition and results of operations.



  Ability to Locate and Secure Acceptable Restaurant Sites



     The success of restaurants is significantly influenced by location. There can be no assurance that current locations will continue to be attractive or that additional locations can be located and secured at reasonable costs, as demographic patterns change. It is possible that the current locations or economic conditions where restaurants are located could decline in the future, resulting in potentially reduced sales in those locations. There is also no assurance that new sites will produce the same results as past sites.



  Regulation



     All of the Company's operations are subject to various federal, state and local laws that affect its business, including laws and regulations relating to employment, health, sanitation, alcoholic beverage control and safety standards. To date, federal and state environmental regulations have not had a material effect on the Company's operations, but more stringent and varied requirements of local governmental bodies with respect to zoning, building codes, land use and environmental factors have in the past increased, and can be expected in the future to increase, the cost of, and the time required for opening new restaurants. Difficulties or failures in obtaining required licenses or approvals could delay or prohibit the opening of new restaurants. In some instances, the Company may have to obtain zoning variances and land use permits for its new restaurants. The Company believes it is operating in compliance with all material laws and regulations governing its operations.



     Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license to sell alcoholic beverages. Generally, the Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing and inventory control. In addition, each restaurant requires food service licenses from local health authorities, and the development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Difficulty or failure in obtaining or retaining the required licenses or approvals could have a material adverse effect on the business, financial condition and results of operations of the Company, including the delay or prevention of the opening of a new restaurant in a particular location or the termination of the franchise agreement pertaining to such restaurant.



     The Company may be subject in certain states to "dram-shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such intoxicated person. The Company carries liquor liability insurance as part of its existing comprehensive general liability insurance and is not a defendant in any lawsuit or claim involving "dram-shop" statutes.



     The Company is also subject to a number of federal and state laws regulating franchise offers, sales and the franchise relationship. Such laws generally impose certain registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, also apply substantive standards to the relationship between franchisor and franchisee. The Company must also adhere to Federal Trade Commission regulations governing disclosures in the sale of franchises.



     The Company is subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions and other employment laws and regulations. A substantial majority of the Company's food service personnel are paid at rates related to the minimum wage and, accordingly, increases in the minimum wage result in higher labor costs. In addition, legislation mandating health coverage for all employees, if passed, will increase benefit costs since most hourly restaurant employees are not currently covered under Company plans. The Company cannot always effect immediate price increases to offset higher costs, and no assurance can be given that the Company will be able to do so in the future.



  Reliance on Franchisees



     The continued growth of the Company is, in part, dependent upon its ability to attract and retain qualified franchisees and the ability of its franchisees to maximize penetration of their designated markets and to operate their restaurants successfully. Although the Company has established criteria to evaluate prospective franchisees, there can be no assurance that the Company's existing or future franchisees will have the business abilities or access to financial resources necessary to open Tony Roma's restaurants or that they will successfully develop or operate these restaurants in their franchise areas in a manner consistent with the Company's standards.



     Financial difficulties of franchisees may also from time to time require the Company to stop accruing franchise fees, to establish reserves with respect to amounts due, or both. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     While the Company intends to continue its efforts to franchise restaurants, there can be no assurance that the Company will be able to attract qualified franchisees or that such franchisees will be able to open and operate Tony Roma's restaurants successfully. See "Business -- Franchise Operations."



  Reliance on Trademarks and Other Intellectual Property



     Management believes the Company's United States and foreign trademarks have significant value and are important in the marketing of its restaurants.



     The Company's ability to compete effectively depends, to a significant extent, on its ability to maintain the proprietary nature of its owned and licensed intellectual property. Although the Company's trademarks are currently registered with the United States Patent and Trademark Office and are registered in certain foreign countries, there can be no assurance that the Company's trademarks cannot be circumvented, do not or will not violate the proprietary rights of others or that the Company would not be prevented from using its trademarks if challenged. The Company's trademarks have in the past been circumvented in certain foreign markets. If the Company were unable to maintain the proprietary nature of its intellectual property, such loss could have a material adverse effect on the business, financial condition and results of operations of the Issuers. See "Business -- Trademarks and Other Intellectual Property."



RISK FACTORS ASSOCIATED WITH FINANCIAL LEVERAGE AND THE EXCHANGE NOTES



  Possible Effects of Fraudulent Conveyance Laws


     The Company believes that the indebtedness represented by the Exchange Notes was incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, the Company will have sufficient capital for carrying on its businesses and will be able to pay its debts as they mature and become due. Notwithstanding management's belief, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time the Company consummated the Transactions, the Company or a Guarantor (i) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes or Guarantees and the Company or Guarantor (a) was insolvent,
(b) was rendered insolvent by reason of the Transactions, (c) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could avoid such Notes or Guarantees. A possible consequence of such avoidance would be that a court could void the Company's or Guarantor's obligations under the Exchange Notes or Guarantees or alternatively subordinate the indebtedness represented by the Exchange Notes or Guarantees to claims of other creditors of the Company or Guarantor.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the present fair saleable value of such company's assets is less than the amount that will be required to pay its probable liability on existing debts as they become absolute and mature. In rendering its opinion on the validity of the Notes and the Guarantees counsel for each of the Company and the Initial Purchasers will express no opinion as to federal or state laws relating to fraudulent transfers.

  Change of Control

     Upon the occurrence of a Change of Control, the Company will, subject to certain conditions, be required to offer to purchase all of the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See "Description of Exchange Notes -- Change of Control." If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Senior Notes that it might be required to purchase. The exercise by the respective holders of the Exchange Notes of their right to require the Company, to repurchase the Exchange Notes upon the occurrence of a Change of Control could also cause a default under other indebtedness of the Company, even if the Change of Control itself does not, because of the financial effect of such repurchase on the Company. Additionally, there can be no assurance that, in the event of a Change of Control, the Company will be contractually permitted under the terms of other outstanding indebtedness and obligations to pay the required purchase price for all of the Exchange Notes tendered by holders thereof upon the occurrence of a Change of Control.

  Restrictions Imposed by Terms of Indebtedness

     The Indenture and the New Revolving Credit Facility contain certain covenants that restrict, among other things, the ability of the Company to incur additional indebtedness, issue preferred stock, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries. In addition, the New Revolving Credit Facility requires the Company to maintain certain specified financial ratios and tests. The ability of the Company to comply with such financial ratios and tests may be affected by events beyond the Company's control, and there can be no assurance that the Company will meet those tests. If the Company fails to meet such financial ratios or tests or to comply with the other provisions of the New Revolving Credit Facility, future borrowing under the New Revolving Credit Facility may be prohibited and the amount outstanding under the New Revolving Credit Facility and/or the Exchange Notes could become immediately due and payable unless the lenders party to the New Revolving Credit Facility or the holders of the Exchange Notes agree to modify or waive such provisions. In the event of a default under the New Revolving Credit Facility, the lenders thereunder could elect to declare all amounts borrowed thereunder to be immediately due and payable, terminate commitments to lend and proceed against the collateral securing the New Revolving Credit Facility. See "Description of Exchange Notes--Certain Covenants."

     Upon an event of default under the Indenture, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

  Absence of Public Market

     Prior to the Exchange Offer, there has been no public market for the Notes. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Notes (other than any such holder that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Issuers are required to file a Shelf Registration Statement with respect to such Notes. The Exchange Notes are new securities for which there currently is no market. The Exchange Notes are eligible for trading by qualified buyers in the Private Offerings, Resale and Trading though Automated Linkages (PORTAL) market. The Issuers do not intend to apply for listing of the Exchange Notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Exchange Notes are eligible for trading through PORTAL, the Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Issuers have been advised by the Initial Purchasers that they currently intend to make a market in the Exchange Notes as permitted by applicable law and regulations; however, the Initial Purchasers are not obligated to do so and any such market-making activities, if commenced, may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for any of the Exchange Notes will develop, either prior to or after the Issuers' performance of their obligations under the Registration Rights Agreement. See "Description of Exchange Notes."

     The Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Description of Exchange Notes") by each holder without the requirement of further registration. The Exchange Notes, however, will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Notes, the trading market for the Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independently of the financial performance of, and prospects for, the Company.

  Exchange Offer Procedures

     Issuance of the Exchange Notes in exchange for the Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Issuers of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Issuers are under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

  Geographic Concentration

     The Company's restaurants are concentrated in Florida, Texas and California. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather, real estate market conditions or other factors unique to these geographic regions may adversely affect the Company more than certain of its competitors which are more geographically diverse.

  International Franchise Operations

     The Company intends to selectively evaluate international franchise expansion opportunities. The Company receives franchise royalty fees from international franchisees as a percentage of each restaurant's gross sales. Therefore, the Company may be affected by economic and political conditions in each of the foreign countries in which its franchisees operate and certain other risks of doing business abroad, including fluctuations in the value of currencies, possible restrictions on the transfer of funds, greater difficulty in collecting franchise royalty fees, and the burdens, cost and risk of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments could result in, for example, currency conversion limitations which could have a material adverse effect on the business, financial condition and results of operations of the Company. See
"Business -- Franchise Operations."

  Year 2000 Issue


     The Company is in the process of evaluating and modifying its computer systems and applications for Year 2000 compliance. Management believes that all significant systems will be Year 2000 compliant prior to the end of the 1999 calendar year.



     As the Company has entered into a Transition Services Agreement, providing for accounting services, payroll services and use of NPC's proprietary POS System, part of the evaluation is a review of NPC's systems and programs. Management has reviewed NPC's plans for Year 2000 compliance and NPC plans to complete all modifications and testing by December 31, 1998, including the POS System. NPC will incur the costs for the Year 2000 compliance efforts related to the Transition Services Agreement.



     In addition to a review of NPC's systems, the Company is in the process of evaluating third party vendors for Year 2000 readiness. This includes verbal as well as written inquiries to substantially all of the Company's vendors. These responses will be assessed and prioritized in order of significance to the business. To the extent that responses are not satisfactory, contingency plans will be developed. Furthermore, the Company plans to provide all franchisees with information related to the risks associated with the Year 2000 issue by December 31, 1998.



     Additionally, the Company is in the process of reviewing non-information technology equipment and anticipates completion of this effort by March 31, 1999. It is believed that any necessary upgrades or replacements will be minimal and will be funded out of existing cash flows from operations.



     Since the majority of the systems work is being performed by NPC, the Company will incur minimal costs related to the Year 2000 issue. Any work performed to remedy any Year 2000 issues will be performed by existing Company staff and any effect on the financial condition and results of operations due to the diversion of resources will be insignificant.



     The Company does not believe the costs related to the Year 2000 compliance project will be material to its financial position or results of operations. However, the cost of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. Unanticipated failures by critical vendors as well as the failure by the Company to execute its own remediation efforts could have a material adverse effect on the cost of the project and its completion date. As a result, there can be no assurance that these forward-looking estimates will be achieved and the actual cost and vendor compliance could differ materially from those plans, resulting in material financial risk.


  Concentration of Ownership

     The Sentinel Investors beneficially own in the aggregate approximately 80% of the outstanding capital stock of Holdings. The interests of the Sentinel Investors may, in certain circumstances, differ from the interests of holders of the Exchange Notes. See "Management" and "Security Ownership."

                                  THE COMPANY

     The Company is the operator and franchisor of the largest national casual dining chain specializing in ribs, as described under "Business." The first Tony Roma's restaurant, called Tony Roma's Place, was opened by Tony Roma in North Miami, Florida on January 20, 1972. The restaurant featured a casual decor and comfortable ambiance, and baby-back ribs emerged as the house specialty. Tony Roma's Place became one of Miami's most popular and successful restaurants and firmly established its niche in the marketplace.

     In 1976, Clint Murchison Jr., a Texas financier and owner of the Dallas Cowboys, purchased the majority of the U.S. franchise rights from Tony Roma and established Roma Corporation, a company jointly owned with Tony Roma, to fund aggressive, strategic expansion.

     Tony Roma opened his second restaurant in Broward County, Florida, in 1976 and by December 1976, a West Coast presence was established with the development of a Beverly Hills location. During the next five years, additional Tony Roma's restaurants were opened in Florida and California, and the concept was expanded with restaurant locations in Hawaii, Nevada, New York, Tennessee, Texas and Japan. The Company began to offer franchises for Tony Roma's restaurants in May 1979, and the first franchised restaurant opened in August 1980.

     In 1983 Tony Roma relinquished his rights to restaurant operations to the Company. The following year, Clint Murchison Jr. sold his interest in the Company to his four adult children. Ken Reimer took over as President of Roma Corporation in December 1983, relocated the corporate headquarters to Dallas, Texas, assembled a professional management team, and established a strategic growth plan.

     In December 1991, Romacorp, Inc., successor by merger to Roma Corporation, was created as a part of an overall reorganization of the Roma companies.

     In June 1993, all the outstanding stock of NRH Corporation, then the ultimate parent of Romacorp, was acquired by NPC International, Inc., a Kansas corporation, headquartered in Pittsburgh, Kansas (NASDAQ: NPCI). NPC is the largest franchisee of Pizza Hut, Inc., operating 680 Pizza Hut restaurants in 26 states as of March 31, 1998.

     Following the acquisition, a new management team was installed led by the Company's President, Robert B. Page. Since the acquisition, management has focused on strategically repositioning the Tony Roma's concept by: (i) improving operations; (ii) upgrading menu quality and selection; (iii) updating building design and decor; (iv) broadening its customer base; and (v) rationalizing its franchise base.

     On April 24, 1998, NPC Holdings, NPC, Sentinel and Holdings entered into the Recapitalization Agreement. Pursuant to the Recapitalization, Holdings exchanged a portion of Holdings' Old Common Stock held by NPC Holdings for consideration consisting of a series of Preferred Stock and common stock representing approximately 20% of the voting equity securities on a fully diluted basis before issuance of options to management. The remaining shares of Old Common Stock held by NPC Holdings were redeemed for cash. In addition, the Sentinel Investors purchased shares of Holdings' common stock and Preferred Stock representing approximately 80% of Holdings' fully-diluted Common Stock before issuance of options to management. Following the Recapitalization, the Sentinel Investors and NPC Holdings own securities representing approximately 80% and 20%, respectively, of the voting power of Holdings' outstanding capital stock before issuance of options to management.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Issuers' obligations under the Registration Rights Agreement. The Issuers will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. The following table sets forth estimated sources and uses of funds to consummate the Recapitalization.

                                                              (IN THOUSANDS)
                                                              --------------
SOURCES OF FUNDS
Notes.......................................................     $ 75,000
New Revolving Credit Facility...............................        5,000
Equity Contribution and Retained Equity(1)..................       33,750
                                                                 --------
     Total sources of funds.................................     $113,750
                                                                 ========
USES OF FUNDS
Recapitalization consideration(2)...........................     $101,000
Equity interest retained by NPC Holdings....................        6,750
Repayment of existing indebtedness..........................        1,333
Estimated fees and expenses.................................        4,667
                                                                 --------
     Total uses of funds....................................     $113,750
                                                                 ========

---------------
(1) Includes a $27.0 million equity investment made by the Sentinel Investors and a $6.8 million retained equity interest of NPC Holdings.

(2) The Recapitalization consideration was subject to certain post-closing adjustments based on the Company's working capital at closing and performance-based payments with respect to certain Company-owned and franchised restaurants.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of June 28, 1998 and the pro forma capitalization of the Company to give effect to the Transactions as if they had occurred on June 28, 1998. This table should be read in conjunction with the "Selected Historical Financial Data" and the historical consolidated financial statements of the Company and notes related thereto included elsewhere in this Prospectus.

                                                                  JUNE 28, 1998
                                                              ----------------------
                                                               ACTUAL     PRO FORMA
                                                              --------    ----------
                                                              (DOLLARS IN THOUSANDS)
Debt (including current maturities):
  Existing debt and payables to affiliate(1)................  $35,220      $     --
  New Revolving Credit Facility(2)..........................       --         5,000
  12% Senior Notes due 2006.................................       --        75,000
                                                              -------      --------
          Total debt and payables to affiliate(1)...........   35,220        80,000
Shareholders' equity (deficit):.............................   32,738        (8,320)(3)
                                                              -------      --------
          Total capitalization..............................  $67,958      $ 71,680
                                                              =======      ========

---------------
(1) Payables to affiliate of $33.9 million contributed to paid-in capital effective at closing.

(2) In connection with the Recapitalization, the Company entered into a $15 million revolving credit facility. See "Prospectus Summary -- The Recapitalization" and "Description of New Revolving Credit Facility."

(3) Shareholders' deficit reflects: (i) the net recapitalization consideration representing redemption of stock of $74.0 million; (ii) payables to affiliate of $33.9 million contributed to paid in capital; and (iii) certain transaction costs, net of tax benefit, of $0.9 million.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data of the Company for the fiscal years ended March 29, 1994, March 28, 1995, March 24, 1996, March 23, 1997 and March 29, 1998. The selected historical income statement data for fiscal 1994 and balance sheet data for fiscal 1994 and 1995 were derived from unaudited financial statements of the Company. Although the data for fiscal 1994 includes 52 weeks of activity, the Company was only owned, operated, and accounted for by NPC International, Inc., its Parent, for the last 42 weeks of the 52-week period. The selected historical income statement data for fiscal 1995, 1996, 1997 and 1998 were derived from the audited consolidated financial statements of the Company which for fiscal 1996, 1997 and 1998 are included elsewhere in this Prospectus, together with the report thereon of Ernst & Young LLP, independent auditors. The selected historical financial data of the Company for the thirteen weeks ended June 22, 1997 and June 28, 1998 has been derived from, and is qualified by reference to, the unaudited financial statements of Romacorp, Inc. included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information included therein. Operating results for the thirteen weeks ended June 28, 1998 are not necessarily indicative of the results that may be expected for the entire year ended March 28, 1999. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes related thereto of the Company included elsewhere in this Prospectus.

                                                                                          THIRTEEN WEEKS
                                                                                              ENDED
                                                  FISCAL YEAR                          --------------------
                             ------------------------------------------------------    JUNE 22,    JUNE 28,
                              1994       1995        1996        1997        1998        1997        1998
                             -------    -------    --------    --------    --------    --------    --------
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Revenues
    Net restaurant sales...  $41,676    $42,137    $ 51,499    $ 68,778    $ 86,408    $20,225     $22,513
    Net franchise
      revenues.............    6,594      7,291       7,570       8,526       8,482      2,050       2,114
                             -------    -------    --------    --------    --------    -------     -------
         Total revenues....   48,270     49,428      59,069      77,304      94,890     22,275      24,627
  Depreciation and
    amortization...........    3,374      3,829       3,993       5,425       7,197      1,755       1,677
  Operating income(1)......      817      3,259       2,029       7,001       8,883      2,078       2,694
  Net interest expense.....      454        335         876       1,550       2,412        476         663
  Income taxes.............      124      1,203         545       2,017       2,315        568         779
  Net income...............  $   370    $ 1,691    $    351    $  3,476    $  4,165    $ 1,055     $ 1,446
OTHER FINANCIAL DATA:
Cash flows from:
  Operating activities.....             $ 5,228    $  5,355    $  9,416    $  9,874    $ 4,334     $ 1,838
  Investing activities.....              (6,178)    (16,491)    (24,758)    (10,686)    (4,385)     (1,870)
  Financing activities.....                (483)     10,909      15,342         812        580          32
  EBITDA(2)(4).............  $ 4,322    $ 7,058    $  5,765    $ 12,468    $ 16,089      3,854       4,565
  EBITDA Margin(2)(3)......      8.9%      14.3%        9.8%       16.1%       17.0%      17.3%       18.5%
  Capital expenditures:
    Routine expenditures --
      existing
      restaurants..........  $   210    $   328    $    345    $    246    $    478    $    46     $    84
    Renovation.............      588        141         324         438         653          7          23
    New restaurant
      development..........       59      5,090      14,190      23,151       9,479      4,328       1,805
                             -------    -------    --------    --------    --------    -------     -------
         Total capital
           expenditures....  $   857    $ 5,559    $ 14,859    $ 23,835    $ 10,610    $ 4,381     $ 1,912
                             =======    =======    ========    ========    ========    =======     =======
  Ratio of earnings to
    total fixed
    charges(5).............      1.4x       3.4x        1.5x        2.9x        2.7x                   3.2x
BALANCE SHEET DATA:
  Facilities and equipment,
    net....................  $11,163    $15,659    $ 25,755    $ 46,516    $ 52,600                $53,294
  Total assets.............   36,417     36,196      50,104      68,724      74,747                 75,776
  Total long-term debt and
    payables to
    affiliate(6)...........    8,714      7,086      19,574      34,611      35,717                 35,220
  Shareholder's equity.....   21,609     23,301      23,651      27,127      31,292                 32,738


---------------

(1) For fiscal 1996, operating income includes an impairment and loss provision for underperforming assets of $3.5 million. Without this provision, operating income would have been $5.5 million.



(2) As used herein, "EBITDA" represents net income plus: (i) net interest; (ii) income taxes; and (iii) depreciation and amortization including amortization of start-up costs. The Company has included information concerning EBITDA in this Prospectus because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance. EBITDA as presented may not be comparable to EBITDA or other similarly titled measures defined and presented by other companies.


(3) EBITDA margin represents EBITDA divided by total revenues.


(4) For fiscal 1996, earnings include the impairment and loss provisions for underperforming assets of $3.5 million. Without this provision, EBITDA would have been $9.3 million.



(5) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the estimated interest portion of rental expense. Absent the $3.5 million charge during fiscal 1996, the ratio of earnings to total fixed charges would have been 3.3x.



(6) Includes current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     See "Prospectus Summary -- The Recapitalization," "Capitalization," "Selected Historical Financial Data," "Description of New Revolving Credit Facility" and the historical consolidated financial statements and notes related thereto included elsewhere in this Prospectus.

FORWARD LOOKING COMMENTS

     The statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other statements which are not historical facts contained herein are forward looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company, training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in this Registration Statement.

OVERVIEW

     Romacorp is the operator and franchisor of the largest national casual dining chain specializing in ribs with 194 restaurants located in 25 states in the United States and in over 15 foreign countries. Founded in Miami in 1972, the Company's restaurants are primarily located in Florida, Texas and California. Both the Tony Roma's name and its "Famous for Ribs" and "Tony Roma's A Place for Ribs" slogans are well-recognized throughout the United States. The restaurants offer a full and varied menu, including ribs, chicken, steaks, seafood, salads and other menu items in a casual atmosphere which is suitable for the entire family. Since the inception of Tony Roma's, its baby-back ribs have won numerous consumer and industry awards in over 25 markets. In addition to its award-winning ribs, the menu features its signature deep fried onion ring loaf. The Tony Roma's concept is designed to serve a demographically and geographically diverse customer base, with high quality food at moderate prices.

     The Company's revenues are generated from two primary sources:
Company-owned restaurant sales (food and beverage sales) and franchise income consisting of franchise restaurant royalties (generally 4% of each domestic franchise restaurant monthly gross sales and 3% of each international franchise restaurant's gross sales) and franchise fees (which are typically $50,000 per domestic restaurant opened and $30,000 per international restaurant opened).

     As of March 29, 1998, the Company operated 45 Company-owned and two joint-venture restaurants in 11 states and through its subsidiaries, franchised 94 restaurants in 19 states and 53 restaurants in international locations. For fiscal 1998, system-wide sales, Company revenues (including net franchise revenues) and Company EBITDA were $350.8 million, $94.9 million and $16.1 million, respectively. Company-owned restaurants have generated positive comparable restaurant sales growth in 13 of the last 14 quarters. The Company intends to continue to focus on increasing the number of Company-owned restaurants as well as the number of franchised restaurants, which provide higher margins than Company-owned restaurants without any required capital investment by the Company.

     From fiscal 1995 to fiscal 1998, the average annual revenue per Company-owned restaurant increased from approximately $1.8 million to $2.0 million and the number of Company-owned restaurants increased from 23 to 45. Over the same period, average annual royalties per franchised restaurant, net of reserve for doubtful accounts, increased from approximately $54,900 to $61,600 and the net number of franchised restaurants increased from 143 to 147.

RESULTS OF OPERATIONS

     The following table sets forth the Company's historical consolidated revenues for fiscal 1996, 1997, 1998 and the thirteen weeks ended June 22, 1997 and June 28, 1998:

                                 FISCAL YEAR               THIRTEEN WEEKS ENDED
                           -----------------------    ------------------------------
                           1996     1997     1998     JUNE 22, 1997    JUNE 28, 1998
                           -----    -----    -----    -------------    -------------
                                             (DOLLARS IN MILLIONS)
Revenues
  Net restaurant sales...  $51.5    $68.8    $86.4        $20.2            $22.5
  Net franchise
     revenues............    7.6      8.5      8.5          2.1              2.1
                           -----    -----    -----        -----            -----
          Total
            revenues.....  $59.1    $77.3    $94.9        $22.3            $24.6
                           =====    =====    =====        =====            =====

     The following table sets forth certain consolidated historical financial data for the Company expressed as a percentage of net restaurant sales for fiscal 1996, 1997, 1998 and the thirteen weeks ended June 22, 1997 and June 28, 1998:

                                                 FISCAL YEAR               THIRTEEN WEEKS ENDED
                                           -----------------------    ------------------------------
                                           1996     1997     1998     JUNE 22, 1997    JUNE 28, 1998
                                           -----    -----    -----    -------------    -------------
Net restaurant sales.....................  100.0%   100.0%   100.0%       100.0%           100.0%
Cost of sales............................   34.1%    33.3%    33.6%        32.6%            34.8%
Direct labor.............................   30.6%    31.2%    30.9%        31.5%            30.2%
Other(1).................................   25.9%    24.2%    24.3%        24.2%            23.4%
                                           -----    -----    -----        -----            -----
Total operating expenses.................   90.6%    88.7%    88.8%        88.3%            88.4%
                                           -----    -----    -----        -----            -----
Income from Company-owned restaurant
  operations.............................    9.4%    11.3%    11.2%        11.7%            11.6%
                                           =====    =====    =====        =====            =====

---------------
(1) Other operating expenses include rent, depreciation and amortization, advertising, utilities, supplies, and insurance among other costs directly associated with operation of restaurant facilities.

THIRTEEN WEEKS ENDED JUNE 28, 1998 COMPARED TO THIRTEEN WEEKS ENDED JUNE 22,
1997


     Net restaurant sales. Net restaurant sales for the thirteen weeks ended June 28, 1998 increased $2.3 million, or 11.3% to $22.5 million from $20.2 million for the thirteen weeks ended June 22, 1997. This increase was primarily due to an increase in the number of restaurants from 41 as of June 22, 1997 to 45 as of June 28, 1998 and 1.9% comparable sales growth for restaurants open for more than 18 months. In addition, a new menu was introduced in the latter part of the third quarter of fiscal 1998 which repositioned baby-back ribs as the premier rib offering, introduced new menu items, increased portion sizes and increased prices on selected items. This strategy resulted in an approximate 2% weighted average price increase to offset the increased product cost associated with the new and higher quality items as well as increased baby-back rib costs.


     Net franchise revenues. Net franchise revenues for the thirteen weeks ended June 28, 1998 increased 3.1% to $2.1 million due to a decrease in the provision for bad debts, partly offset by a decrease in franchise fees. There was one store opening during such period versus three openings a year ago.

     Cost of sales. Cost of sales as a percentage of net restaurant sales increased to 34.8% for the thirteen weeks ended June 28, 1998 from 32.6% for the thirteen weeks ended June 22, 1997 primarily due to an increase in the average price of baby-back ribs of 15% for the thirteen weeks ended June 28, 1998.

     Direct labor. Direct labor as a percentage of net restaurant sales decreased to 30.2% for the thirteen weeks ended June 28, 1998 from 31.5% for the thirteen weeks ended June 22, 1997 due largely to leverage obtained from increases in comparable sales volumes. This decrease was also a result of the opening of one new store during the period versus three new store openings a year ago. Unusually high labor costs are incurred with store openings due to increased training and staffing levels to ensure the customer's initial experience is favorable. In addition, workers compensation insurance decreased.

     Other. Operating expenses decreased as a percentage of sales from 24.2% for the thirteen weeks ended June 22, 1997 to 23.5% for the thirteen weeks ended June 28, 1998 due to a revised estimate of real estate taxes and increased leverage obtained from increases in comparable sales.

     General and administrative expenses. General and administrative expenses decreased $0.3 million to $2.0 million for the thirteen weeks ended June 28, 1998 primarily due to lower amortization of pre-opening costs, which occurs over the twelve month period following a restaurant opening.

     Interest expense. Interest expense increased due to decreased capitalized interest expense which resulted from fewer restaurants under construction in the current year.

     Miscellaneous. Miscellaneous income for the thirteen weeks ended June 28, 1998 includes $169,000 for business interruption insurance for a restaurant destroyed by fire.

     Tax Provision. Income taxes for the thirteen weeks ended June 28, 1998 were consistent with the thirteen weeks ended June 22, 1997 at 35% of pretax income.

FISCAL 1998 COMPARED TO FISCAL 1997

     Net restaurant sales. Net restaurant sales for fiscal 1998 increased $17.6 million, or 25.6%, to $86.4 million from $68.8 million in fiscal 1997. This increase was due largely to the addition of five restaurants in fiscal 1998, 13 restaurants in fiscal 1997, and 0.9% comparable sales growth for restaurants open for more than 18 months. In addition, as discussed above, a new menu was introduced resulting in an approximate 2% weighted average price increase.

     Net franchise revenues. Net franchise revenues for fiscal 1998 decreased slightly primarily due to lower revenues from sales of international franchise rights in fiscal 1998 than in fiscal 1997. This decrease was partially offset by an increase in royalty revenue of 7% due to growth of the franchise system.

     Cost of sales. Cost of sales as a percentage of net restaurant sales increased to 33.6% for fiscal 1998 from 33.3% for fiscal 1997 due to an increase in the average price of baby-back ribs of 17% for the year. This increase was partially offset by menu enhancements implemented in fiscal 1998 and fiscal 1997 which caused favorable sales mix changes and included price increases on select items.

     Direct labor. Direct labor as a percentage of net restaurant sales decreased to 30.9% for fiscal 1998 from 31.2% for fiscal 1997. This decrease was primarily due to fewer new restaurant openings with six restaurants opened in fiscal 1998 compared to 14 restaurants in fiscal 1997. The higher labor costs in fiscal 1997 were due to training and increased staffing levels which typically accompany restaurant openings to ensure a favorable dining experience for first visit customers. This decrease was partially offset by the increase in the federal minimum wage in September 1997.

     Other. Other operating expenses for fiscal 1998 were relatively flat as a percentage of restaurant sales compared to fiscal 1997.

     General and administrative expenses. General and administrative expenses were relatively flat at approximately $9.3 million in both fiscal 1998 and 1997. General and administrative expenses as a percentage of total revenues decreased to 9.8% in fiscal 1998 from 12% in fiscal 1997, reflecting the leverage from year-to-year revenue growth. General and administrative expenses include the amortization of goodwill and pre-opening costs. These costs increased over fiscal 1997 due to the amortization of pre-opening costs, which occurs over the twelve months following a restaurant opening.

     Interest expense. Interest expense grew consistently during fiscal 1998 as restaurant growth and development was financed through the Company's borrowings from NPC.

     Tax provision. The Company's tax provision for fiscal 1998 resulted in an effective tax rate of 35.7% compared to 36.7% for fiscal 1997. See Note 5 of the Notes to Consolidated Financial Statements for a discussion of the differences which cause the effective tax rate to vary from the statutory federal income tax rate of 35%.

FISCAL 1997 COMPARED TO FISCAL 1996

     Net restaurant sales. Net restaurant sales for fiscal 1997 increased $17.3 million, or 33.6%, to $68.8 million from $51.5 million in fiscal 1996. This increase was due largely to the addition of 13 restaurants in fiscal 1997, six restaurants in fiscal 1996, and 2.2% comparable restaurant sales growth for restaurants open for more than 18 months. These increases were partially offset by the closing of six restaurants throughout fiscal 1997 and one restaurant during the last week of fiscal 1996. This closure strategy was implemented in the fourth quarter of fiscal 1996 and targeted low volume stores with poor economic performance. In addition, in order to mitigate the impact of an increase in the federal minimum wage in October 1996, a weighted average price increase of approximately 2% was implemented in the third quarter of fiscal 1997.

     Net franchise revenues. Net franchises revenue for fiscal 1997 increased $1.0 million, or 12.6%, to $8.5 million from $7.6 million in fiscal 1996. This increase was primarily due to higher revenues from sales of international franchise rights in fiscal 1997 than in fiscal 1996. In addition, 12 franchise restaurants were developed in fiscal 1996 while 13 were closed or sold, as the Company aggressively rationalized nonperforming franchisees from the franchise system.

     Cost of sales. Cost of sales as a percentage of net restaurant sales decreased to 33.3% from 34.1% in fiscal 1996, despite an increase in the average price of baby-back ribs of 8% for the year, due to menu enhancements which caused favorable changes in sales mix and price increases on select items during fiscal 1996 and fiscal 1997.

     Direct labor. Direct labor as a percentage of net restaurant sales increased to 31.2% for fiscal 1997 from 30.6% for fiscal 1996 primarily due to added expenses associated with the opening of 14 restaurants during the year. These incremental labor costs are due to training expenses and increased staffing levels which typically accompany restaurant openings to ensure a favorable dining experience for first visit customers. The federal minimum wage increase, effective in October 1996, also impacted the labor percentage, but was partially offset by price increases.

     Other. Other operating expenses as a percentage of net restaurant sales for fiscal 1997 decreased from 25.9% for fiscal 1996 to 24.2% for fiscal 1997 largely due to the opening of higher volume prototype facilities and the closure of seven older, underperforming restaurants during fiscal 1997.

     General and administrative expenses. General and administrative expense for fiscal 1997 increased $2.4 million, or 34.3%, to $9.3 million from $6.9 million in fiscal 1996. This increase was largely due to employee related expenses as the management infrastructure was being developed to support the Company's growth initiative that began in fiscal 1996. Training and travel cost also increased due to store openings, and professional fees increased modestly over the prior year. In addition, amortization of pre-opening expenses also increased due to the acceleration of new restaurant development.

     Impairment and loss provision for underperforming assets. The Company recorded a pre-tax provision of $3.5 million in fiscal 1996 related to the disposition of six underperforming Tony Roma's restaurants and the relocation of two others.

     Interest expense. Interest expense grew consistently during fiscal 1997 as restaurant growth and development was financed through the Company's borrowings from NPC.

     Tax provision. The Company's tax provision for fiscal 1997 resulted in an effective tax rate of 36.7% compared to 60.8% for fiscal 1996. See Note 5 of the Notes to Consolidated Financial Statements for a discussion of the differences which cause the effective tax rate to vary from the statutory federal income tax rate of 35%.

LIQUIDITY AND CAPITAL RESOURCES

  Post-Transactions


     The Company believes cash flow from operations and working capital are principal indicators of its liquidity condition. The Company's principal sources of liquidity on both a long-term and short-term basis are cash flow generated from operations and borrowings under the New Revolving Credit Facility. The Company's principal uses of liquidity will be to meet debt service requirements, finance the Company's capital expenditures and provide working capital. The Company expects that capital expenditures in fiscal 1999 will not exceed $10.0 million. The Company incurred substantial indebtedness in connection with the Transactions. The Company has approximately $80.0 million of indebtedness outstanding. The Company's debt service obligations could have important consequences to holders of the Exchange Notes. See "Risk
Factors -- Risk Factors Associated with Financial Leverage and the Exchange Notes -- High Level of Indebtedness; Ability to Service Indebtedness."


     Concurrently with the consummation of the Transactions, the Company entered into the New Revolving Credit Facility. The New Revolving Credit Facility provides for borrowings in an aggregate principal amount of up to $15 million which is a five-year facility and bears interest at a rate per annum equal (at the Company's option) to: (i) a floating rate per annum equal to the Prime Rate (as defined in the New Revolving Credit Facility); or (ii) a floating rate per annum equal to 2.25% in excess of the LIBOR Rate (as defined in the New Revolving Credit Facility). Obligations of the Company under the New Revolving Credit Facility not paid when due shall bear interest at a default rate equal to 2% in excess of the non-default interest rate. The Company is required to pay The Provident Bank, commitment and other similar fees. The New Revolving Credit Facility will provide financing for future working capital and other general corporate purposes. See "Description of New Revolving Credit Facility."



     During September, the Company obtained two commitments from a financial group. One is a commitment to purchase 11 restaurants to be developed not to exceed $1.75 million each or $19.5 million in the aggregate and to subsequently enter into a lease agreement with the Company as lessee. The lease agreement provides for minimum annual rent of 10% of the purchase price which will increase 6% on the third anniversary of the lease and 6% every three years thereafter. Payments are to be made monthly. The lease term will be for 15 years with two five year renewal options of five years each. The minimum annual rent for the renewal option periods will be set at fair market value. The second commitment, a Leasehold Mortgage Loan Commitment, provides for the funding of the construction of 11 restaurants on leased land at a rate of 350 basis points over the then existing rate of 15-year United States Treasuries with an amortization period of 15 years and payments to be made monthly. Both commitments expire June 30, 2000.


  Historical

     Historically, the Company's principal sources of funds have been operations and borrowings under a credit facility with NPC. The Company's principal uses of funds have been capital expenditures and payments on a note payable related to the acquisition of a franchisee's restaurants.

     Cash provided by operating activities has consistently increased largely due to leverage gained from the growth in restaurant count and improved operating results. Cash was used for normal maintenance capital expenditures and to fund the development of six, fourteen, six, five and two restaurants in fiscal 1996, 1997, 1998 and the thirteen weeks ended June 22, 1997 and June 28, 1998, respectively. Capital expenditures were made under approval of NPC. Cash was used to purchase restaurants from franchisees in fiscal 1996.

  Capital Expenditures

     The Company's capital expenditures in fiscal 1996, 1997, 1998 and the thirteen weeks ended June 22, 1997 and June 28, 1998 were approximately $14.9 million, $23.8 million, $10.6 million, $4.4 million and $1.9 million, respectively. Such expenditures were used primarily to fund the maintenance, renovation and new development of Company-owned restaurants.

SEASONALITY

     Tony Roma's sales are traditionally higher from January to March due to an increase in vacation and part-time residence activity in warm weather climates and resort locations where a significant number of the Company's restaurants are located.

RIB PRICING

     Baby-back ribs represent approximately 25% of the Company's cost of sales. Because ribs are a by-product of pork processing, their price is influenced largely by the demand for boneless pork. Historically, the cost of baby-back ribs has been volatile. Significant changes in the prices of ribs could significantly increase the Company's cost of sales and adversely effect the business, results of operations and financial condition of the Company.

EFFECTS OF INFLATION

     Inflationary factors such as increases in food and labor costs directly affect the Company's operations. Because many of the Company's restaurant employees are paid on an hourly basis, changes in rates related to federal and state minimum wage and tip credit laws will effect the Company's labor costs. The Company cannot always effect immediate price increases to offset higher costs and no assurance can be given that the Company will be able to do so in the future.

YEAR 2000 ISSUE


     The Company is in the process of evaluating and modifying its computer systems and applications for Year 2000 compliance. Management believes that all significant systems will be Year 2000 compliant prior to the end of the 1999 calendar year.



     As the Company has entered into a Transition Services Agreement, providing for accounting services, payroll services and use of NPC's proprietary POS System, part of the evaluation is a review of NPC's systems and programs. Management has reviewed NPC's plans for Year 2000 compliance and NPC plans to complete all modifications and testing by December 31, 1998, including the POS System. NPC will incur the costs for the Year 2000 compliance efforts related to the Transition Services Agreement.



     In addition to a review of NPC's systems, the Company is in the process of evaluating third party vendors for Year 2000 readiness. This includes verbal as well as written inquiries to substantially all of the Company's vendors. These responses will be assessed and prioritized in order of significance to the business. To the extent that responses are not satisfactory, contingency plans will be developed. Furthermore, the Company plans to provide all franchises with information related to the risks associated with the Year 2000 issue by December 31, 1998.



     Additionally, the Company is in the process of reviewing non-information technology equipment and anticipates completion of this effort by March 31, 1999. It is believed that any necessary upgrades or replacements will be minimal and will be funded out of existing cash flows from operations.



     Since the majority of the systems work is being performed by NPC, the Company will incur minimal costs related to the Year 2000 issue. Any work performed to remedy any Year 2000 issues will be performed by existing Company staff and any effect on the financial condition and results of operations due to the diversion of resources will be insignificant.



     The Company does not believe the costs related to the Year 2000 compliance project will be material to its financial position or results of operations. However, the cost of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. Unanticipated failures by critical vendors as well as the failure by the Company to execute its own remediation efforts could have a material adverse effect on the cost of the project and its completion date. As a result, there can be no assurance that these forward-looking estimates will be achieved and the actual cost and vendor compliance could differ materially from those plans, resulting in material financial risk.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In April 1998, Statement of Position ("SOP") 98-5 Accounting for Costs of Start-up Activities was issued. The SOP requires the Company to expense pre-opening costs as incurred and to report the initial adoption as a cumulative effect of a change in accounting principles as described in APB No. 20, Accounting Changes, during the first quarter of its fiscal year 2000. The cumulative effect upon adoption will result in a one-time charge to income in an amount equal to the net book value of the Company's pre-opening costs. This change will also result in the discontinuation of amortization of pre-opening cost expense in subsequent periods. At March 29, 1998, the balance of pre-opening costs was $466,000.

                                    BUSINESS

     Romacorp is the operator and franchisor of the largest national casual dining chain specializing in ribs with 194 restaurants located in 25 states in the United States and in over 15 foreign countries. Founded in Miami in 1972, the Company's restaurants are primarily located in Florida, Texas and California. Both the Tony Roma's name and its "Famous for Ribs" and "Tony Roma's A Place for Ribs" slogans are well-recognized throughout the United States. The restaurants offer a full and varied menu, including ribs, chicken, steaks, seafood, salads and other menu items in a casual atmosphere which is suitable for the entire family. Since the inception of Tony Roma's, its baby-back ribs have won numerous consumer and industry awards in over 25 markets. In addition to its award-winning ribs, the menu features its signature deep fried onion ring loaf.

     The Tony Roma's concept is designed to serve a demographically and geographically diverse customer base, with high quality food at moderate prices. Tony Roma's restaurants are generally located in free-standing buildings with approximately 200 seats and separate bar areas. The restaurants have a fun, comfortable atmosphere with distinctive and varied decor and provide consumers with high quality, friendly service. The Tony Roma's concept is appropriate for a wide variety of casual dining occasions including family dinners and business lunches.

     As of March 29, 1998, the Company operated 45 Company-owned and two joint-venture restaurants in 11 states and through its subsidiaries, franchised 94 restaurants in 19 states and 53 restaurants in international locations. For fiscal 1998, system-wide sales, Company revenues (including net franchise revenues) and Company EBITDA were $350.8 million, $94.9 million and $16.1 million, respectively. Company-owned restaurants have generated positive comparable restaurant sales growth in 13 of the last 14 quarters. The Company intends to continue to focus on increasing the number of Company-owned restaurants as well as the number of franchised restaurants.

     From fiscal 1995 to fiscal 1998, the average annual revenue per Company-owned restaurant increased from approximately $1.8 million to $2.0 million, and the number of Company-owned restaurants increased from 23 to 45. Over the same period, average annual royalties per franchised restaurant net of reserve for doubtful accounts, increased from approximately $54,900 to $61,600, and the net number of franchised restaurants increased from 143 to 147.

     With efforts beginning in fiscal 1995, the Company's current management, led by its President, Robert B. Page, has continued to strategically reposition the Tony Roma's concept by: (i) improving operations; (ii) upgrading menu quality and selection; (iii) updating building designs and decor; (iv) broadening its customer base; and (v) rationalizing its franchise base. As part of such initiative, over 70% of Company-owned restaurants were either built or significantly renovated within the last three years to meet consumer preferences. In addition, management has improved the support provided to its franchisees, eliminated certain underperforming franchisees and strengthened its franchise base. The Company believes as a result of such efforts, the Company's revenues and EBITDA grew at a compound annual growth rate of 24% and 31%, respectively, from fiscal 1995 to fiscal 1998.

COMPETITIVE STRENGTHS

     Leader in Rib Category. Tony Roma's is the largest national casual dining restaurant chain specializing in ribs in the United States. Since its inception, Tony Roma's has won numerous consumer and industry awards for its rib recipe, including first place in the National Rib Cook-Off and "best ribs" awards in over 25 markets. Although several of its national competitors offer ribs as a menu selection, the Company believes that Tony Roma's well-established and recognized brand name makes it the leader in the rib category with a reputation for high quality food.

     Established, Internationally Recognized Restaurant Brand. With 141 U.S. and 53 international restaurants, Tony Roma's is a well-established and recognized brand in the United States and abroad. Operating under the slogans, "Famous for Ribs" and "A Place for Ribs", the Company believes that the majority of consumers in the United States identify the Tony Roma's brand with ribs. The Company has achieved strong consumer awareness levels without substantial television advertising. Its marketing programs primarily rely on radio, outdoor, newspaper, direct mail, yellow pages and word of mouth advertising. The Company believes that its strong brand identity enhances its competitive position compared to other casual dining chains.

     Strong Franchise Network. The Company has 47 franchisees, most of which own and operate two or more restaurants and the largest of which operates 24 restaurants. The Company's franchisees operate 147 restaurants in 19 states and over 15 foreign countries (including ten restaurants in Canada and 26 restaurants in the Asia Pacific region). In addition to providing the Company with substantial royalty revenues ($9.1 million for fiscal 1998), the franchise network allows the Company to expand the Tony Roma's system without substantial capital investment by the Company. From fiscal 1995 to fiscal 1998, 51 new franchise restaurants were opened and 37 franchise restaurants, most of which were not performing their obligations under their franchise agreements, were closed. The Company anticipates that franchisees will open approximately 45 additional restaurants by 2001.

     Broadly Appealing, High Quality Menu. The Company's restaurants offer customers a full and varied menu, including ribs, chicken, steaks, seafood, salads and other menu items. The items are moderately priced with entrees typically ranging in price from $3.99 to $11.99 for lunch and $4.99 to $16.49 for dinner. Dessert selections range in price from $1.99 to $3.99. The Company believes that the combination of its diverse and full menu selection and casual dining ambiance appeals to a wide geographic and demographic mix of customers. Management believes that Tony Roma's has significant expansion potential in all 50 United States as well as in most regions of the world.

     Updated, Modern Restaurant Base. In fiscal 1995, the Company introduced a new prototype which is designed to attract a broader segment of consumers. The prototype features new lighting and light color decor packages which the Company believes enhance the appeal of its restaurants for family dining, business lunches and other casual dining occasions. Within the last three years, over 70% of the Company-owned restaurants were either built or significantly renovated to conform to the new prototype. The Company continually seeks to maintain unique interior and exterior facility design and decor to meet consumer preferences. In addition, the Company encourages, and if necessary can require, its franchisees to remodel their restaurants.

     Experienced and Proven Management Team. The Company's senior management team has an average of 20 years of experience in the restaurant industry, four of which are with Tony Roma's. Since fiscal 1995, the current management team, led by Robert Page, has focused on repositioning the Tony Roma's concept by implementing initiatives to improve operations and broaden consumer appeal.

GROWTH STRATEGY

     The Company intends to continue the programs and initiatives that it has put in place over the last three years to support and increase the revenues and operating performance of its existing Company-owned and franchised restaurants. In addition, the Company plans to achieve growth by developing new Company-owned restaurants and increasing franchise revenues.

     Develop New Company-Owned Restaurants. Management has demonstrated its ability to open and operate new restaurants, expanding the number of Company-owned restaurants to 45 at the end of fiscal 1998 from 23 in fiscal 1995. The Company believes that the development of successful Company-owned restaurants strengthens the Tony Roma's concept and the Company's growth potential. The Company intends to develop and operate new restaurants and plans to open six to eight additional Company-owned restaurants in fiscal 1999. To finance the development of new Company-owned restaurants, the Company expects to selectively use operating lease financing facilities thereby reducing the average capital expenditure required per restaurant.

     Increase Franchise Revenues. The Company plans to continue to strengthen its franchise base by adding franchised restaurants in existing and new geographic areas, both domestically and internationally. In expanding the number of franchised restaurants, the Company focuses on its existing franchisees which it anticipates will open the majority of the Company's franchise restaurants in the foreseeable future. In addition, the Company targets new franchisees that are experienced multi-unit restaurant operators with significant financial resources. Management continually re-evaluates and upgrades the support that it provides to franchisees. The Company believes that existing franchisees have significant restaurant operating experience and adequate access to capital to support the Company's growth strategy.

CONCEPT

     The Tony Roma's concept is designed to offer a high quality, full and varied menu at moderate prices in a casual but attractive dining atmosphere to a demographically and geographically diverse customer base. Tony Roma's appeals to a broad segment of the population and provides a casual dining experience that features the concept's internationally renowned and award-winning baby-back ribs and its signature deep fried onion ring loaf.

     Menu. Each of the Company's restaurants offers a full and varied menu of high quality, moderately priced food and beverage items, including ribs, steaks, seafood, chicken, salads and other menu items. Each restaurant offers customers certain core menu items, providing consistency among restaurants and support of the Tony Roma's concept. Additional approved menu items may be offered by each restaurant in order to meet regional preferences. All entrees served at Tony Roma's restaurants are prepared to order. Menu items must be approved by the Company's product research and development department, and menu offerings are reviewed for concept integrity and tailored to meet changing consumer tastes.

     The Tony Roma's menu currently features over 85 items which include a wide variety of appetizers, lunch and dinner entrees, desserts and beverages. Appetizers range in price from $3.99 to $7.99, entrees range in price from $3.99 to $11.99 for lunch and $4.99 to $16.49 for dinner, and dessert selections range in price from $1.99 to $3.99. While menu prices of franchised restaurants generally follow those of Company-owned restaurants, franchisees have the ability to set their own menu prices, and there are regional variations. Each restaurant serves coffee, iced tea and soft drinks with complimentary refills as well as a broad offering of beer, wine and specialty alcoholic beverages.

     Restaurant Design. In fiscal 1995, as part of an initiative to attract a broader customer base, the Company implemented a major prototype redesign which features a new interior decor package with improved lighting, color schemes and decor. In addition, the Company has developed an exterior design which updates its restaurants while maintaining an identifiable Tony Roma's image.

     Restaurant Operations and Training. All Tony Roma's are operated according to uniform operating standards and procedures relating to selection of menu items, the quality and preparation of menu items, maintenance, cleanliness and presentation of facilities and employee conduct. Company-owned restaurants are typically run by one general manager, two to three assistant managers and a kitchen manager. All of the Tony Roma's restaurant managers have completed a comprehensive management training program which consists of an extensive eight-week program conducted at certified training restaurants by regional training managers. In addition, restaurant management development is continued through periodic workshops and seminars sponsored by the Company. Detailed operations manuals reflecting current operations and control procedures are provided to each restaurant and district manager as well as others in the organization.

     Quality Control. The Company maintains a high level of quality standards and emphasizes the importance of these standards in all aspects of its purchasing, food preparation and service, training and management development systems. These standards are promoted not only within Company-owned restaurants but also throughout the franchise system. The quality standards of the Company's food service are monitored by the Company's research and development quality assurance staff and by unannounced visits by unidentified guests who have been sent by the Company to evaluate a particular restaurant's food, service and overall quality standards.

     Advertising and Marketing. The Company advertises on a regional and local basis, relying primarily on radio advertising to communicate its core message. Historically, the Company has spent approximately 3% of net sales on advertising expenditures. In fiscal 1998, advertising expenditures were distributed as follows: radio (37%), television (36%), outdoor media (12%), newspaper (9%) and other (6%). The production of marketing materials is funded through a joint marketing account to which the Company, domestic franchisees, and international franchisees contribute 0.5%, 0.5% and 0.25%, respectively, of their annual gross sales (the "Joint Marketing Account"). The focus of external marketing is the core ribs concept, while internal point-of-purchase advertising focuses on add-ons and non-core menu items including appetizers, combination platters, desserts and beverages.

     Average Check. For fiscal 1998, the average guest check for Company-owned restaurants was approximately $12.50.

UNIT ECONOMICS


     The Company's management team focuses on selecting locations with the potential of producing significant revenues while controlling capital expenditures and occupancy costs as a percent of sales. The Company has opened 23 new prototype restaurants since the beginning of fiscal 1995 under the ownership of NPC. Such 23 restaurants, which had an average of approximately 200 seats, generated average annualized revenue per restaurant of $2.1 million, average annualized operating income of $246,000 and average annualized restaurant cash flow of $364,000 during the fiscal year ended March 29, 1998. Eleven of these 23 restaurants had been operating for at least 18 months as of March 29, 1998. These 11 restaurants generated average revenue per restaurant of $2.1 million, average operating income of $250,108 and average restaurant cash flow of $361,135 during the fiscal year ended March 29, 1998. Average cash flow represents operating income before depreciation and amortization. The average cash investment, excluding pre-opening expenses, to open such 11 restaurants was approximately $1.7 million. Pre-opening expenses were approximately $131,982 per restaurant. Prior to the Recapitalization, the Company's practice was to own the land and buildings for a significant number of the Company-owned restaurants. In the future, the Company expects to selectively use operating lease financing facilities, thereby reducing the average capital expenditure required per restaurant.


FRANCHISE OPERATIONS

     Franchising became a key element of Tony Roma's growth strategy in 1984. The Company currently has franchise arrangements with approximately 47 franchisees, including nine international franchisees, most of which are multi-restaurant operators and the largest of which operates 24 restaurants. The Company has generally selected franchisees that are experienced, successful, multi-restaurant operators who have been involved with other restaurant concepts. Although there are some single restaurant franchisees in the system, the Company targets franchisees who can develop several restaurants.

     As of March 29, 1998, the Company's franchisees operated 147 Tony Roma's restaurants in 19 states and over 15 foreign countries (including ten restaurants in Canada and 26 restaurants in the Asia Pacific region). The Company estimates that franchisees will open a minimum of 15 restaurants in fiscal 1999.

     The Company's largest franchisee is WDI Systems, Inc. ("WDI") headquartered in Tokyo, Japan. As of March 29, 1998, WDI, through its subsidiaries and affiliates, operated 24 Tony Roma's restaurants. The largest domestic franchisee is Cimms, Inc. which currently operates ten Tony Roma's restaurants in California.

     Domestic Franchise Arrangements. Each Tony Roma's franchise arrangement consists of a development agreement and one or more separate franchise agreements, one for each location. Development agreements grant the exclusive right to develop a number of restaurants in a designated geographical area. The term of a domestic development agreement varies depending on the number of restaurants to be developed and generally ranges from one to five years. A separate franchise agreement relating to the operation of each restaurant is entered into by the franchisee and typically has a term of 20 years. Franchise agreements generally permit renewal for a term of up to 20 years. On renewal, the franchisee may be required, at the option of the Company, to sign the then current form of franchise agreement (including the then current royalty rates and advertising fees).

     For each restaurant operated, a franchisee is currently obligated to pay to the Company a royalty fee equal to 4% of the restaurant's monthly gross sales. In addition, franchisees are required to contribute 0.5% of gross sales to the Joint Marketing Account and may be required to participate in local market advertising cooperatives. The Company's current form of development agreement requires an initial franchise fee of $50,000 for each restaurant developed during its term. The terms, royalties and advertising fees under a limited number of franchise agreements and the franchise fees under older development agreements vary from the currently offered franchise arrangements. Each franchisee must meet certain operational, financial and business requirements.

     Restaurant Design and Construction. The Company makes available to franchisees the plans and specifications for a typical restaurant, retaining the right to prohibit or modify the use of any plan. Each franchisee, with assistance from the Company, is responsible for selecting the site for each restaurant within its territory, subject to the Company's approval.

     Advertising. Domestic franchisees are required to spend at least 2% of annual gross sales on local advertising and promotional activities. In addition, franchisees are required to contribute 0.5% of their annual gross sales to the Joint Marketing Account which is used generally for the design and production of marketing materials. Under certain circumstances, the Company has the right to form a marketing cooperative in which all cooperative members are required to contribute up to 2% of annual gross sales to the cooperative for the purpose of media advertising. The contributions to the cooperative are in lieu of expenditures by individual members for local restaurant marketing.

     Training and Support. The Company provides ongoing advice and assistance to franchisees in connection with the operation and management of Tony Roma's restaurants through training, meetings, seminars, on-premise visits, and by written or other informational material. Such advice and assistance relates to revisions to operating manual policies and procedures, and new developments, techniques, and improvements in restaurant management, food and beverage preparation, sales promotion, and service concepts.

     Concept Integrity. The Company periodically monitors franchisee operations and inspects restaurants, principally through franchise business managers who report to the Company's Director of Franchise Operations. The Company makes both scheduled and unannounced inspections of restaurants to ensure that only approved products are in use and that Company prescribed practices and procedures are followed. A minimum of three planned visits are made each year, during which a representative of the Company conducts an inspection and consultation at each restaurant. Franchisees must comply with the Company's high standards of quality, service and cleanliness. The Company has the right to terminate a franchise if a franchisee does not operate and maintain a Tony Roma's restaurant in accordance with the Company's standards.

     International Franchise Agreements. The Company franchises the Tony Roma's concept internationally. The Company seeks highly qualified franchisees with the resources to open multiple restaurants in each territory and familiarity with the local business environment. The Company believes that the success of further international expansion will depend upon, among other things, its ability to attract qualified franchisees and operating personnel, to comply with the regulatory requirements of foreign jurisdictions, and to supervise international franchisee operations effectively. International franchisees pay an initial franchise fee of $30,000 per restaurant, a royalty fee equal to 3% of gross sales and 0.25% of gross sales to the Joint Marketing Account. In addition, costs associated with visits to international locations by the Company's personnel are borne by the franchisee.

     Reporting and Royalty Collection. Franchisees are required to report weekly sales by facsimile or telephone to the Company. In addition, franchisees are required to report marketing expenditures to the Company. Franchisees are required to make royalty payments and payments to the Joint Marketing Account based upon gross sales for the previous month.

MANAGEMENT INFORMATION SYSTEMS

     The POS System is installed in all Company-owned restaurants and is an effective means of communication between each restaurant's servers and kitchen, allowing employees to serve the customers in a quick and consistent manner while maintaining a high level of control. In addition, the POS System is a source of data for the Company's back office systems and provides support for inventory, payroll, accounts payable and cash management. The back office system provides management reporting and a communications interface to the Company's corporate systems which enables the Company to supply on a daily basis, store level sales, key operating statistics and trend data to each restaurant generally less than ten hours after the close of business. Quick access to operating data allows the Company to deal with situations in a timely manner and assists in the monitoring of quality assurance. As part of the Transition Services Agreement, the Company was granted a perpetual license to use the POS System.

PURCHASING

     To assure consistent product quality and to obtain optimum pricing, purchases of food and restaurant equipment for Company-owned restaurants are made through a centralized purchasing function in its corporate office in Dallas, Texas. The Company negotiates directly with meat processors for its rib inventory, which is principally maintained in various independent warehouses. Inventory is then shipped to restaurants via commercial distributors. Produce and dairy products are obtained locally. The Company is generally not dependent upon any one supplier for availability of its products, and its food and other products are generally available from a number of acceptable sources. The Company has a policy of maintaining alternate suppliers for most of its baseline products. The Company customarily obtains its food supplies through purchase orders which are terminable at the option of either party without notice. The Company does not manufacture any products nor act as a middleman. From time to time, the Company engages in forward buying and may consider other strategies with regard to rib costs in order to minimize the impact of potential fluctuations in prices. This practice could help stabilize the Company's food costs during times of fluctuating prices.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     The registered trademarks "Tony Roma's," "Tony Roma's Famous for Ribs," "Tony Roma's A Place for Ribs," and all other trademarks, service marks, symbols, slogans, emblems, logos, and designs used in the Company's restaurant system are of material importance to its business. All trademark and franchise rights are owned by the Company. The use of these marks is licensed to franchisees under franchise agreements for use with respect to the operation and promotion of their Tony Roma's restaurants.

COMPETITION

     The Company's business and the restaurant industry in general are highly competitive and are often affected by changes in consumer tastes and eating habits, national, regional and local economic conditions, population and demographic trends, traffic patterns and the location and number of, and type of food served by, competing restaurants. The Company competes directly and indirectly with all restaurants, from national and regional chains to local establishments, including national and small rib chains and local independent rib restaurants. The Company competes primarily on the basis of quality of food and service, ambiance, location and price-value relationship. Many of the Company's competitors are well-established in the mid-priced casual dining segment and have access to greater financial, marketing and other resources than the Company.

PROPERTIES

     The following table lists the U.S. locations of each of the Company-operated, joint venture and franchised restaurants as of June 28, 1998:

                                                         COMPANY
                         STATE                           OWNED/JV    FRANCHISED    TOTAL
                         -----                           --------    ----------    -----
Alabama................................................      2            0           2
Alaska.................................................      0            1           1
Arizona................................................      0            4           4
Arkansas...............................................      1            0           1
California(1)..........................................      6           32          38
Colorado...............................................      0            5           5
Florida................................................     18            3          21
Hawaii.................................................      0            4           4
Kentucky...............................................      0            2           2
Maine..................................................      0            1           1
Minnesota..............................................      0            2           2
Missouri...............................................      1            0           1
Nebraska...............................................      0            1           1
Nevada.................................................      3            3           6
New York...............................................      0            1           1
North Carolina.........................................      1            0           1
Ohio...................................................      0            3           3
Oklahoma...............................................      1            0           1
Oregon.................................................      0            3           3
South Carolina.........................................      1            2           3
Tennessee..............................................      1            0           1
Texas(1)...............................................     12            4          16
Utah...................................................      0            7           7
Washington.............................................      0           12          12
Wisconsin..............................................      0            3           3
                                                            --           --         ---
          Total U.S. ..................................     47           93         140

---------------
(1) Includes one joint venture restaurant.

     The Company owns the land and buildings for 17 restaurants and leases the land and buildings for 20 restaurants. The Company owns the buildings and leases the land for eight restaurants. In addition, the Company leases its headquarters and various storage facilities.

     The following table lists the international locations of each of the franchised restaurants as of June 28, 1998:

                                                      TOTAL
                     LOCATION                       FRANCHISED
                     --------                       ----------
Aruba.............................................       1
Bahamas...........................................       1
Canada............................................      10
China.............................................       1
Guam..............................................       2
Hong Kong.........................................       3
Indonesia.........................................       2
Japan.............................................      10

                                                      TOTAL
                     LOCATION                       FRANCHISED
                     --------                       ----------
Korea.............................................       3
Mexico............................................       5
Peru..............................................       1
Philippines.......................................       1
Puerto Rico.......................................       1
Saipan............................................       1
Singapore.........................................       2
Spain.............................................       7
Taiwan............................................       1
Thailand..........................................       1
                                                        --
          Total International.....................      53

EMPLOYEES

     As of March 29, 1998, the Company had approximately 2,760 employees (of whom approximately 58% are part-time) including 48 headquarters and 221 management-level employees. The Company is not a party to any collective bargaining agreements and believes its employee relations to be satisfactory.

GOVERNMENT REGULATION

     All of the Company's operations are subject to various federal, state and local laws that affect its business, including laws and regulations relating to employment, health, sanitation, alcoholic beverage control and safety standards. To date, federal and state environmental regulations have not had a material effect on the Company's operations, but more stringent and varied requirements of local governmental bodies with respect to zoning, building codes, land use and environmental factors have in the past increased, and can be expected in the future to increase, the cost of, and the time required for opening new restaurants. Difficulties or failures in obtaining required licenses or approvals could delay or prohibit the opening of new restaurants. In some instances, the Company may have to obtain zoning variances and land use permits for its new restaurants. The Company believes it is operating in compliance with all material laws and regulations governing its operations.

     Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license to sell alcoholic beverages. Generally, the Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing and inventory control. In addition, each restaurant requires food service licenses from local health authorities, and the development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Difficulty or failure in obtaining or retaining the required licenses or approvals could have a material adverse effect on the Company's business, financial condition and results of operations, including the delay or prevention of the opening of a new restaurant in a particular location or the termination of the franchise agreement pertaining to such restaurant.

     The Company may be subject in certain states to "dram-shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such intoxicated person. The Company carries liquor liability insurance as part of its existing comprehensive general liability insurance and is not as a defendant in any lawsuit or claim involving "dram-shop" statutes.

     The Company is also subject to a number of federal and state laws regulating franchise offers, sales and the franchise relationship. Such laws generally impose certain registration and disclosure requirements on franchisors in the offer and sale of franchises and, in certain cases, also apply substantive standards to the relationship between franchisor and franchisee. The Company must also adhere to Federal Trade Commission regulations governing disclosures in the sale of franchises.

     The Company is subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions and other employment laws and regulations. A substantial majority of the Company's food service personnel are paid at rates related to the minimum wage and, accordingly, increases in the minimum wage result in higher labor costs. In addition, legislation mandating health coverage for all employees, if passed, will increase benefit costs since most hourly restaurant employees are not currently covered under Company plans. The Company cannot always effect immediate price increases to offset higher costs, and no assurance can be given that the Company will be able to do so in the future.

LEGAL PROCEEDINGS

     The Company had a case pending in the Court of Appeals, 2nd District of Texas (the "Court of Appeals") arising out of a previous judgment against the Company related to a cessation of lease payments. The Company posted a supersedeas bond in the amount of $530,654 pending the appeals process. The case was argued December 10, 1997, and on appeal, the Court of Appeals affirmed in part, the judgment of the trial court and awarded the plaintiff additional damages in the amount of $50,000. The Company is currently considering its alternatives in the matter, but expects to file a Motion for Rehearing as to certain damage issues in the Court of Appeals. Pursuant to the Recapitalization Agreement, NPC has agreed to indemnify and hold the Company harmless for liabilities and costs associated with this litigation, and the Company believes that the outcome of the matter will not have a material adverse effect on the Company's business, financial condition or results of operations.

     From time to time, the Company is involved in various legal proceedings arising in the ordinary course of its business. While the Company cannot predict the outcome of these matters, management does not expect that these matters will have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT


                                  THE SPONSOR



     Sentinel is a private equity fund that specializes in buying and building middle market companies, primarily in the consumer sector. Sentinel's strategy is to acquire businesses in partnership with management teams and to work closely with its management partners to improve the long-term value of its portfolio companies. Sentinel was formed in 1995 by two former principals of First Century Partners, a venture capital affiliate of Salomon Smith Barney. During the past 17 years, Sentinel's principals have invested in 24 companies, seven of which have undertaken public offerings.


DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and Holdings are as follows:

NAME                                     AGE                         POSITION
----                                     ----                        --------
Robert B. Page.........................   39     Chief Executive Officer, Director
Susan R. Holland.......................   42     Vice President, Finance -- Chief Financial
                                                 Officer
Jeffrey Hunter.........................   35     Vice President, Marketing
Paul Lyford............................   50     Vice President, Training & Human Resources
David G. Short.........................   59     Vice President, Legal, Secretary and General
                                                 Counsel
Eric D. Bommer.........................   29     Director
David S. Lobel.........................   45     Director
John F. McCormack......................   38     Director
Michael J. Myers.......................   57     Director
James K. Schwartz......................   36     Director

     Robert B. Page has been President since June 1994. He serves as Chief Executive Officer of the Company and as a director of the Company and Holdings. Mr. Page joined the Company in October 1993 as Senior Vice President of Operations and Chief Operations Officer until he became President. From August 1988 to October 1993, Mr. Page was Senior Vice President of Operations for the Pizza Division of NPC International, Inc.

     Susan R. Holland was with El Chico Restaurants, Inc. from 1985 until joining the Company in August 1998. She last served as Acting Chief Financial Officer and was a Vice President, Treasurer, Controller and Corporate Secretary. Ms. Holland is a Certified Public Accountant.

     Jeffrey Hunter joined the Company as Vice President, Marketing in August 1998. From 1993 to 1998, Mr. Hunter was Director of Marketing for the Captain D's Seafood division of Shoney's, Inc. Prior to that, Mr. Hunter held positions as Production Manager and Account Supervisor in the restaurant group of an advertising agency.

     Paul Lyford has been Vice President, Training & Human Resources since November 1996. From January 1994 to October 1996, Mr. Lyford was a consultant at Flock & Associates. From August 1986 to October 1993, Mr. Lyford was Vice President, Human Resources of the Company.

     David G. Short has been Vice President-Legal, General Counsel and Secretary since September 1990. From 1986 to 1990, Mr. Short was Vice President, Legal and General Counsel of TGI Friday's, Inc. Mr. Short also serves as Vice President of NPC International, Inc. and certain of its affiliates.

     Eric D. Bommer serves as a director of the Company and Holdings. Mr. Bommer joined Sentinel in March 1997 and serves as a Vice President. Prior to joining Sentinel, he was an associate at Gefinor Acquisition Partners, L.P., a private equity investment partnership. From 1993 to 1995, he worked in the Investment Banking Division of CS First Boston. From 1992 to 1993, Mr. Bommer worked at LaSalle Partners. Mr. Bommer serves on the boards of various private companies.

     David S. Lobel serves as a director of the Company and Holdings. Mr. Lobel founded Sentinel in 1995 and presently serves as Managing Partner. From 1981 to 1995, Mr. Lobel was employed by First Century Partners, a venture capital affiliate of Salomon Smith Barney, and served as a general partner of funds managed by First Century from 1983 to 1995. Mr. Lobel serves on the boards of various private companies.

     John F. McCormack serves as a director of the Company and Holdings. Mr. McCormack co-founded Sentinel in 1995 and presently serves as a Partner. From 1990 to 1995 Mr. McCormack served as a Vice President at First Century Partners. From 1983 to 1990, Mr. McCormack was employed by Coopers & Lybrand, most recently as a Manager. Mr. McCormack serves on the boards of various private companies.

     Michael J. Myers serves as a director of the Company and Holdings. Mr. Myers is the President of First Century Partners and has been a senior advisory partner to Sentinel since 1995. Mr. Myers co-founded First Century Partners in 1972 and has served as its President since 1976. Mr. Myers is a director of Office Depot and various private companies.

     James K. Schwartz serves as a director of the Company and Holdings. He has served as President and Chief Operating Officer of NPC International, Inc. since February 1995 and as a director since July 1996. From January 1993 to February 1995 Mr. Schwartz served as Vice President and Chief Financial Officer of NPC International, Inc. From 1984 to 1991, he worked for Ernst & Young LLP.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal 1998 of those persons who served as (i) the chief executive officer during fiscal 1997 and (ii) the other four most highly compensated executive officers of the Company for fiscal 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                        ------------------------------------------
                                                                        OTHER
                                                                       ANNUAL            TOTAL
NAME AND PRINCIPAL POSITION                  SALARY      BONUS     COMPENSATION(1)    COMPENSATION
---------------------------                 --------    -------    ---------------    ------------
Robert B. Page..........................    $160,000    $23,207        $ 9,760          $192,967
Larry D. Zimmerman(2)...................     117,420          0         10,354           127,774
David T. Bellessa(2)....................     107,120          0          8,017           115,137
David G. Short..........................     132,500          0          9,147           141,647

---------------
(1) Includes profit sharing contributions, car allowance and insurance.

(2) Messrs. Zimmerman and Bellessa are no longer employees of the Company.

     No options were granted to the Named Executive Officers. The following table sets forth the aggregate number of options exercised by each of the Named Executive Officers during fiscal 1997 as well as the value of unexercised options held by them at the end of fiscal 1997:

                                                                     NUMBER OF
                                                                    SECURITIES                   VALUE OF
                                                                    UNDERLYING                  UNEXERCISED
                                                                    UNEXERCISED                IN-THE-MONEY
                                 SHARES                             OPTIONS AT                  OPTIONS AT
                               ACQUIRED ON        VALUE         FISCAL YEAR-END(#)          FISCAL YEAR-END(3)
           NAME              EXERCISE(#)(1)    REALIZED(2)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              --------------    -----------   -------------------------   -------------------------
Robert B. Page.............       17,500         $67,188            75,000/45,000            $516,250/$273,125
Larry D. Zimmerman(4)......        3,750          22,500              8,500/4,750                60,455/32,018
David T. Bellessa(4).......           --              --              6,750/4,250                51,628/32,253
David G. Short.............           --              --             11,250/3,750                81,263/25,638

---------------
(1) Represents shares of common stock of NPC.

(2) Represents the difference between the aggregate exercise price and the closing price of NPC Common Stock on the dates of exercise.

(3) Represents the difference between the exercise price and $13.25, the mean price of NPC Common Stock on March 31, 1998.

(4) Messrs. Zimmerman and Bellessa are no longer employees of the Company.

EMPLOYMENT AGREEMENTS

     In connection with the Recapitalization, the Company entered into an employment agreement with Mr. Page. Such agreement provides for: (i) a three year employment term; (ii) severance benefits and noncompetition, nonsolicitation and confidentiality agreements in certain situations; (iii) the vesting of certain stock options in Holdings; and other terms and conditions of Mr. Page's employment.

STOCK OPTION PLAN

     Holdings adopted a stock option plan (the "Stock Plan"), which provides for the grant to certain key employees and/or directors of the Company of stock options that are non-qualified options for federal income tax purposes. The Stock Plan will be administered by the Board of Directors of Holdings or a committee thereof. The Board of Directors of Holdings or a committee thereof have broad powers under the Stock Plan, including exclusive authority (except as otherwise provided in the Stock Plan) to determine (i) who will receive awards,
(ii) the type, size and terms of awards, (iii) the time when awards will be granted, and (iv) vesting criteria, if any, of the awards.

401(k) PLAN

     The Company expects to establish a 401(k) plan (the "401(k) Plan") in which substantially all employees of the Company will be eligible to participate. It is anticipated that pursuant to the 401(k) Plan, the Company will match a percentage of an employee's contributions up to a maximum percentage of the employee's annual salary. In addition, the Company will be able to make additional contributions determined at the discretion of the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lobel, McCormack and Myers comprise the members of the Compensation Committee.

COMPENSATION OF DIRECTORS

     The Company reimburses directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, the Company may compensate directors for services provided in such capacity.

                               SECURITY OWNERSHIP

     All of the Company's issued and outstanding capital stock is owned by Holdings; and the Sentinel Investors and NPC Holdings own securities representing approximately 80% and 20%, respectively, of the voting power of Holdings' fully-diluted Common Stock (before giving effect to options to be issued to management).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RECAPITALIZATION AGREEMENT

     The Recapitalization Agreement contains customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the closing date of the Recapitalization and various closing conditions, including the execution of a transitional services agreement, registration rights agreement and stockholders agreement, the obtaining of financing, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the continued accuracy of the representations and warranties.

     Pursuant to the Recapitalization Agreement, NPC Holdings and NPC will indemnify Sentinel against any and all damages resulting from any misrepresentation or breach of warranty of NPC Holdings, NPC or the Company contained in the Recapitalization Agreement, a claim for which is made (in most cases) no later than one year after the closing date of the Recapitalization. The indemnification obligations of NPC Holdings and NPC under the Recapitalization Agreement are generally subject to a minimum aggregate threshold amount and limited to a maximum aggregate amount.

STOCKHOLDERS AGREEMENT

     Upon the consummation of the Recapitalization, Holdings and all of its stockholders, including the Sentinel Investors and NPC Holdings (collectively, the "Stockholders") entered into a stockholders agreement (the "Stockholders Agreement"). The Stockholders Agreement: (i) requires that each of the parties thereto vote all of its voting securities of Holdings and take all other necessary or desirable actions to (y) cause the size of the Board of Directors of Holdings and the Company to consist of five to 11 members and (z) cause up to ten designees of Sentinel and up to one designee of NPC Holdings to be elected to the Board of Directors of Holdings and the Company; (ii) grants Holdings, Sentinel, and in certain circumstances the other Stockholders, a right of first refusal on any proposed transfer of shares of capital stock of Holdings held by NPC Holdings and any of the other Stockholders; (iii) grants tag-along rights on certain transfers by Sentinel and Sentinel Capital Partners II, L.P. of shares of capital stock of Holdings; (iv) requires the Stockholders to consent to a sale of the Company to an independent third party if such sale is approved by certain holders of the then outstanding shares of voting common stock of Holdings; and (v) except in certain instances, prohibits any stockholder from transferring any shares of capital stock of Holdings until the first anniversary of the date of the consummation of the Recapitalization. Certain of the foregoing provisions of the Stockholders Agreement will terminate upon the consummation of Public Sale, a Qualified Public Offering or an Approved Sale (as each is defined in the Stockholders Agreement).

EQUITY REGISTRATION RIGHTS AGREEMENT

     Upon the consummation of the Recapitalization, Holdings and all of its stockholders, including the Sentinel Investors and NPC Holdings, entered into a registration rights agreement (the "Equity Registration Rights Agreement"). Under the Equity Registration Rights Agreement, the holders of a majority of the Sentinel Registrable Securities (as defined in the Equity Registration Rights Agreement) or NPC Holdings has the right, subject to certain conditions, to require Holdings to register any or all of their shares of common stock of Holdings under the Securities Act at Holdings' expense. In addition, all holders of Registrable Securities (as defined in the Equity Registration Rights Agreement) are entitled to request the inclusion of any shares of common stock of Holdings subject to the Equity Registration Rights Agreement in any registration statement at Holdings' expense whenever Holdings proposes to register any of its common stock under the Securities Act. In connection with all such registrations, Holdings agrees to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

TRANSITION SERVICES AGREEMENT

     Pursuant to the Transitional Financial and Accounting Services Agreement, NPC will continue to provide administrative services to the Company for $16,000 per week for a period of up to one year. Services provided will include accounting services, payroll services and use of NPC's proprietary restaurant technology system software. As part of the agreement, the Company was granted a perpetual license to use the POS System.

PAYMENT OF CERTAIN FEES AND EXPENSES

     The Company reimbursed Sentinel for all out-of-pocket expenses incurred in connection with the Recapitalization. In addition, pursuant to a management agreement, Sentinel will receive a management fee equal to $300,000 per annum for the first two years of the term of the management agreement and $500,000 per annum thereafter, and will be reimbursed for certain out-of-pocket expenses.

                  DESCRIPTION OF NEW REVOLVING CREDIT FACILITY

     Concurrently with the consummation of the Transactions, the Company entered into an agreement with The Provident Bank to provide for a Revolving Credit Facility (the "New Revolving Credit Facility"). The New Revolving Credit Facility provides for borrowings in an aggregate principal amount of up to $15 million. The following summary of the New Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the New Revolving Credit Facility.

     Interest. The New Revolving Credit Facility is a five-year facility and bears interest at a rate per annum equal (at the Company's option) to: (i) a floating rate per annum equal to the Prime Rate (as defined in the New Revolving Credit Facility); or (ii) a floating rate per annum equal to 2.25% in excess of the LIBOR Rate (as defined in the New Revolving Credit Facility). Obligations of the Company under the New Revolving Credit Facility not paid when due shall bear interest at a default rate equal to 2% in excess of the non-default interest rate. The Company is required to pay The Provident Bank, commitment and other similar fees.

     Security. The obligations of the Company under the New Revolving Credit Facility are secured by substantially all of the assets of the Company.

     Prepayments. Voluntary prepayments of borrowings under the New Revolving Credit Facility and voluntary reductions of the unutilized portions of the New Revolving Credit Facility are permitted. Prepayments during the first year are, in connection with an early termination of the agreement, subject to a 1% premium, other than certain mandatory prepayments.

     Covenants. The New Revolving Credit Facility contains a number of covenants that, among other things, restricts the ability of the Company and its subsidiaries, subject to certain exceptions, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make distributions or pay dividends on partnership interests or capital stock, redeem and repurchase partnership interests or capital stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain business activities. In addition, the Company is required to maintain compliance with minimum interest coverage ratio and maximum leverage ratio.

     The New Revolving Credit Facility also contains provisions that will prohibit any modification of the Indentures without the consent of The Provident Bank.

                         DESCRIPTION OF EXCHANGE NOTES

     The Exchange Notes will be issued under an indenture (the "Indenture"), dated as of July 1, 1998 by and among the Company, the Guarantors, Holdings, and United States Trust Company of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Romacorp, Inc. and not its Subsidiaries.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes are limited in aggregate principal amount to $100.0 million, of which $75.0 million was issued on the Issue Date, and will mature on July 1, 2006. Interest on the Senior Notes will accrue at a rate of 12% per annum and, will be payable semiannually in cash on each January 1 and July 1, commencing on January 1, 1999, for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day next preceding the Interest Payment Date (an "Interest Period"). Interest is payable to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable Interest Payment Date.

REDEMPTION

     Optional Redemption. The Senior Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2003, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing July 1 on of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2003......................................................   106.000%
2004......................................................   104.000%
2005 and thereafter.......................................   102.000%

     Optional Redemption upon Public Equity Offerings and Strategic Equity Investments. At any time, or from time to time, on or prior to July 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Investments (each as defined below) to redeem the Senior Notes at a redemption price equal to 112.00% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Senior Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering or Strategic Equity Investments, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company or of Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided that in the event of a Public Equity Offering by Holdings, Holdings contributes to the common equity capital of the Company (other than Disqualified Capital Stock of the Company) the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date) of the Senior Notes to be so redeemed.

     As used in the preceding paragraph, "Strategic Equity Investment" means an Investment in Qualified Capital Stock of the Company or Holdings with cash proceeds to the Company or Holdings, as the case may be, of at least $30.0 million by a Strategic Investor (as defined); provided that in the case of a Strategic Equity Investment in Holdings, Holdings contributes to the common equity capital of the Company (other than Disqualified Capital Stock of the Company) the portion of the net cash proceeds of such Strategic Equity Investment necessary to pay the aggregate redemption price (plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date) of the Senior Notes to be redeemed. "Strategic Investors" means a Person which, prior to the making of a Strategic Equity Investment, (i) is (or a Subsidiary of which is, or is a Subsidiary of a Person which, or a Subsidiary of which, is) engaged in a business which would be permitted to be conducted by the Company pursuant to the covenant "Conduct of Business" and (ii) has (or is a Subsidiary of a Person which has) a common equity market capitalization of at least $2.0 billion.

     The Senior Notes will not be entitled to the benefit of any mandatory sinking fund.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Senior Notes are to be redeemed at any time, selection of such Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Senior Notes are listed or, if such Senior Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Senior Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Senior Notes or portions thereof for redemption shall be made by the Senior Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBSIDIARY GUARANTEES


     The Exchange Notes will be fully and unconditionally guaranteed by each of the Guarantors on a senior joint and general basis on the Issue Date and by certain of the Company's Restricted Subsidiaries formed or acquired after the Issue Date. See "Certain Covenants -- Issuance of Subsidiary Guarantees." In the event all of the Capital Stock of a Guarantor owned by the Company and the Restricted Subsidiaries is sold by the Company and/or one or more Restricted Subsidiaries or all or substantially all of the assets of a Guarantor are sold by such Guarantor and the sale complies with the provisions set forth under "Certain Covenants -- Limitation on Asset Sales," such Guarantor's Guarantee will be released.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Senior Note purchased pursuant to a Change of Control Offer will be required to surrender the Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Senior Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Senior Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Senior Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Senior Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company which are not Guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     The Indenture also provides that the Company will not, and will not permit any Guarantor to, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes or the Guarantee of such Guarantor, as the case may be, on substantially identical terms; provided, however, that no Indebtedness of the Company or a Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, solely by virtue of being unsecured.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any required payment, any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to March 29, 1998 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Board of Directors)) received by the Company from any Person (other than a Subsidiary of the Company) as a contribution to the common equity capital of the Company or from the issuance and sale of Qualified Capital Stock of the Company or from the issue or sale of Disqualified Capital Stock of the Company or Indebtedness of the Company that has been converted into Qualified Capital Stock of the Company, in each case subsequent to the Issue Date and on or prior to the Reference Date; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash (determined in good faith by the Board of Directors)) of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from a Public Equity Offering or Strategic Equity Investment to the extent used to redeem the Senior Notes in accordance with the provisions under the caption entitled "Redemption -- Optional Redemption upon Public Equity Offerings and Strategic Equity Investments"); plus (z) without duplication, the sum of (1) the aggregate amount returned (including the fair market value of property other than cash (determined in good faith by the Board of Directors)) on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or the payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Senior Notes or a Guarantee either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase its equity or options in respect thereof, in each case in connection with the terms of any employee stock option or stock purchase agreements or other agreements to compensate management or other employees; provided that such redemptions or repurchases pursuant to this clause (4) shall not exceed $5.0 million (which amount shall be increased by the amount of any net cash proceeds to the Company from (x) sales of Capital Stock of the Company to management or other employees subsequent to the Issue Date to the extent such amounts have not been included in clause (iii) in the foregoing paragraph and
(y) any "key-man" life insurance policies which are used to make such redemptions or repurchases) in the aggregate; provided, further, that the cancellation of Indebtedness owing to the Company from management or other employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture; (5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (6) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;
(7) payments or other distributions made in connection with the Recapitalization; (8) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Common Stock on a pro rata basis; (9) the making of distributions, loans or advances to Holdings in an amount not to exceed $300,000 per annum in order to permit Holdings to pay required and ordinary operating expenses of Holdings (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses);
(10) distributions to Holdings to fund the required tax obligations of Holdings related to income generated by the Company and its Restricted Subsidiaries and taxable to Holdings; (11) if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $3.0 million. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1),
(2), 3(i), 3(ii)(A), (4), (8) and (11) shall be included in such calculation; provided that such expenditures pursuant to clause (4) shall not be included to the extent of cash proceeds received by the Company from any "key-man" life insurance policies and (b) amounts expended pursuant to clauses (3)(ii)(B), (5),
(6), (7), (9) and (10) shall be excluded from such calculation.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the

Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (A) to prepay any Indebtedness secured by assets subject to such Asset Sale (and, in the case of any such Indebtedness under any revolving credit facility, including the New Revolving Credit Facility, effect a permanent reduction in the availability under such revolving credit facility), (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted in accordance with the "Conduct of Business" covenant or to acquire Capital Stock of any Person which upon such acquisition becomes a Restricted Subsidiary and which conducts business in accordance with the "Conduct of Business" covenant ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Senior Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Senior Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph) and, upon such application, the Net Proceeds Offer Amount shall be reset at zero.

     Notwithstanding the immediately preceding paragraph, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the prior paragraph if (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Company's Board of Directors) and (ii) at least 75% of the consideration for such Asset Sale constitutes Capital Stock of a Person which, upon acquisition, becomes a Restricted Subsidiary and which is in a business of the type described in the "Conduct of Business" covenant, long-term assets used or useful in such business and/or cash or Cash Equivalents; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be added to the Net Proceeds Offer Amount.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date (or if the Net Proceeds Offer has been deferred as described in the first paragraph of this covenant, the date that the aggregate unutilized Net Proceeds Offer Amount equals or exceeds $5.0 million), with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Senior Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Senior Notes in an amount exceeding the Net Proceeds Offer Amount, Senior Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of at least 20 and not more than 30 business days or such longer period as may be required by law. To the extent that the aggregate amount of Senior Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Senior Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture, the Senior Notes and the New Revolving Credit Facility; (3) non-assignment provisions of any contract or any lease; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; (7) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale; (8) any agreement or instrument governing Capital Stock of any Person that is acquired; (9) other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "Limitation on Incurrence of Additional Indebtedness"; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances); and provided, further that after giving effect to any such encumbrance or restriction, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "Limitation on Incurrence of Additional Indebtedness"; (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (11) Purchase Money Indebtedness for property acquired that impose restrictions of the nature described in clause (c) above on the property so acquired; (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses
(2) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries (other than Guarantors) to issue any preferred stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any preferred stock of any Restricted Subsidiary of the Company which is not a Guarantor.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Senior Notes or a Guarantee, the Senior Notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Senior Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date and any extensions, renewals or replacements thereof, (B) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company; (C) Liens securing the Senior Notes or a Guarantee; (D) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (E) Permitted Liens.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Senior Notes and the performance of every covenant of the Senior Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied. Notwithstanding clause (ii) of the preceding sentence, (a) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Senior Notes with the same effect as if such surviving entity had been named as such.

     No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under " -- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant; and (v) the Company shall have delivered to the Trustee an officers' certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; (v) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of, its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (v) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Senior Notes in any material respect; (vi) transactions permitted by, and complying with, the provisions of the covenant described under " -- Merger, Consolidation and Sale of Assets"; (vii) the Recapitalization and the transactions contemplated by the Recapitalization Agreement; (viii) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; and (ix) transactions with customers, franchisees, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Issuance of Subsidiary Guarantees. If (a) any Domestic Wholly Owned Restricted Subsidiary incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) or (b) any Restricted Subsidiary (whether or not a Domestic Wholly Owned Restricted Subsidiary) guarantees any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) of the Company or any Restricted Subsidiary then, in either case, the Company shall cause such Domestic Wholly Owned Restricted Subsidiary or Restricted Subsidiary, as the case may be, to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Wholly Owned Restricted Subsidiary or Restricted Subsidiary, as the case may be, shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the Senior Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Wholly Owned Restricted Subsidiary or Restricted Subsidiary, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Wholly Owned Restricted Subsidiary or Restricted Subsidiary, as the case may be. Thereafter, such Domestic Wholly Owned Restricted Subsidiary or Restricted Subsidiary, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.

     Payments for Consent. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Senior Notes or the Guarantees unless such consideration is offered to be paid to all Holders of the Senior Notes who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, reasonably related, ancillary or complementary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, following the effectiveness of the Exchange Offer Registration Statement, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15 (d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a). Prior to the effectiveness of the Exchange Offer Registration Statement, the Company will provide upon request from Holders of the Senior Notes or prospective holders the information required by Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Senior Notes when the same becomes due and payable and the default continues for a period of 30 days;

          (ii) the failure to pay the principal on any Senior Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Senior Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Senior Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary of the Company and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $5.0 million or more at any time;

          (v) one or more judgments for the payment of money in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

          (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (vii) any Guarantee ceases to be in full force and effect or any Guarantee declared to be null and void and unenforceable or any Guarantee is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of
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

outstanding Senior Notes may declare the principal of and accrued interest on all the Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs with respect to the Company and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Senior Notes may, on behalf of the Holders of all of the Senior Notes, rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Senior Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Senior Notes.

     Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorgani-zation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Senior Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default under the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Senior Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the Opinion of Counsel required by clause (ii) above with respect to a Legal Defeasance need not be delivered if all Senior Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Senior Notes, as expressly provided for in the Indenture) as to all outstanding Senior Notes when (i) either (a) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Notes not theretofore
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

delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Senior Notes whose Holders must consent, to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Senior Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Senior Notes, or change the date on which any Senior Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor, (iv) make any Senior Notes payable in money other than that stated in the Senior Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Senior Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Senior Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred or the subject Asset Sale has been consummated; (vii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Senior Notes or a Guarantee in a manner which adversely affects the Holders in any material respect; (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or (ix) modify the provisions of "Certain Covenants -- Payments for Consent" in any manner adverse to a Holder of Senior Notes.

GOVERNING LAW

     The Indenture provides that it and the Senior Notes, Guarantees and the Holdings Guarantee will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
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

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the applicable document for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of
(a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets" or any disposition that constitutes a Change of Control, (iii) the licensing of intellectual property, (iv) disposals or replacements of obsolete, uneconomical, negligible, surplus or worn out property, (v) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of the Company of assets or property in connection with Restricted Payments permitted under the "Limitation on Restricted Payments" covenant; and
(vi) any disposition of up to three restaurants owned by the Company as of the Issue Date pursuant to a Sale and Lease Back Transaction involving such properties.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings; or (iv) the first day on which a majority of the members of the Board of Directors of the Company or Holdings during the two year period immediately preceding such date are not Continuing Directors. Notwithstanding anything to the contrary contained in the foregoing, a "Change of Control" shall not be deemed to occur upon consummation of (A) the Recapitalization, (B) the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (C) any transaction described in clause (i) of the immediately preceding sentence if, after giving effect to such transaction, no Person or Group (other than the Permitted Holders) shall beneficially own, directly or indirectly, shares of Capital Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings, as the case may be.

     Clause (i) of the definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges, (D) an amount equal to any extraordinary loss or loss realized in connection with an asset sale and (E) for any fiscal year of the Company commencing on or after 2000; pre-opening expenses relating to the opening of restaurants not to exceed $3.0 million in any one fiscal year less, to the extent Consolidated Net Income has been increased thereby, any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the amount of all dividend payments on any series of preferred stock of such Person (other than dividends paid in Qualified Capital Stock paid, accrued or scheduled to be paid or accrued during such period.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and (b) the net costs under Interest Swap Obligations; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP but, in each case of clauses (i) and (ii) excluding any amortization or write-off of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales (without giving effect to the proviso therein) or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains and losses, (c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net loss of any Person other than a Restricted Subsidiary of the Company, (f) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, (i) non-cash, non-recurring charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash expense that was paid in a prior period not included in the calculation), (j) non-cash compensation charges, including any arising from stock options, (k) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP, (l) expenses related to the Recapitalization, (m) any expense resulting from any amortization or write-off of deferred financing costs and (n) expenses related to amortization of goodwill resulting from purchase accounting not to exceed $1.0 million in any four fiscal quarter period.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Consolidated Tangible Assets" means, with respect to any Person, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles and less accumulated amortization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who
(i) was a member of such Board of Directors on the first day of the two-year period immediately preceding such date of determination or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Principal or its Affiliates or was nominated by the Principal or its Affiliates or any designees of the Principal or its Affiliates on the Board of Directors.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than upon the occurrence of a Change of Control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Senior Notes.

     "Domestic Wholly Owned Restricted Subsidiary" means a wholly owned Restricted Subsidiary incorporated or otherwise organized under the laws of the United States, any state thereof or any territory or possession of the United States.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date. Except as otherwise set forth herein, all ratios and computations based on GAAP contained in the Senior Indenture shall be computed in conformity with GAAP applied on a consistent basis.

     "Holdings" means Romacorp Restaurant Holdings, Inc.

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall be included in Consolidated Net Income to the extent such amounts have so reduced the amount of any Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Senior Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, postclosing adjustments, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "New Revolving Credit Facility" means the Credit Agreement dated as of the Issue Date, among the Company, Holdings, the lenders party thereto in their capacities as lenders thereunder and The Provident Bank, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means (i) the Principal, (ii) Eric D. Bommer, David S. Lobel and John F. McCormack and (iii) any Person, a majority of the voting power represented by the issued and outstanding Capital Stock of which is beneficially owned, directly or indirectly, by one or more Persons identified in clauses (i) and (ii) of this definition.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes issued in the Offering and the Exchange Notes issued in exchange therefor;

          (ii) Indebtedness incurred pursuant to the New Revolving Credit Facility in an aggregate principal amount at any time outstanding not to exceed $20.0 million;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien (other than Liens permitted under the Senior Indenture) held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien (other than Liens permitted under the Senior Indenture) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company: provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Senior Notes and
     (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien (other than Liens permitted under the Indenture) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries not to exceed the greater of $10.0 million and 5% of Consolidated Tangible Assets of the Company at any one time outstanding;

          (xi) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition;

          (xii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

          (xiii) guarantees by the Company and the Guarantors of each other's Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture;

          (xiv) Refinancing Indebtedness; and

          (xv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $7.0 million at any one time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company, (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Senior Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments not to exceed $5.0 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; (ix) accounts receivable created or acquired in the ordinary course of business; (x) guarantees by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Company under the Indenture; and (xi) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of the real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (vii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (viii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (ix) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (x) Liens securing (a) Capitalized Lease Obligations permitted pursuant to clause (x) of the definition of "Permitted Indebtedness" and
     (b) Liens securing Purchase Money Indebtedness (including by means of a Capitalized Lease Obligation) incurred in accordance with the Indenture; provided, however, that in the case of Purchase Money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (xi) Liens securing Indebtedness under Currency Agreements;

          (xii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xiii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not in the aggregate exceed $3.0 million at any one time outstanding;

          (xiv) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases (other than Capitalized Lease Obligations);

          (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

          (xvii) Liens existing on the Issue Date, together with any Liens securing Refinancing Indebtedness incurred in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the Refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

          (xviii) Liens securing Indebtedness incurred pursuant to a Sale and Leaseback Transaction involving up to three restaurants owned by the Company as of the Issue Date; and

          (xix) Liens securing Indebtedness under the New Revolving Credit Facility.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "preferred stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principal" means Sentinel Inc.

     "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets).

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of (A) for purposes of clause (xv) of the definition of Permitted Indebtedness, Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii),
(xiii), or (xv) of the definition of Permitted Indebtedness) or (B) for any other purpose, Indebtedness issued in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) except to the extent such increase is otherwise permitted to be incurred under the Indenture or (2) create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or one or more Guarantors and (y) if such Indebtedness being Refinanced is subordinate or junior to the Senior Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate or junior to the Senior Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Senior Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were originally sold by the Company on June 26, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company has agreed to: (i) within 60 days after the Issue Date (the "Filing Date"), file a registration statement ("the Exchange Offer Registration Statement") with respect to registered offers (the "Exchange Offer") to exchange the Notes for the Exchange Notes, which Exchange Notes will have terms substantially identical in all material respects to the Notes, (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the Notes surrendered to the Company pursuant to the Exchange Offer, the Holder who surrendered such Notes will receive the Exchange Notes having a principal amount equal to that of the surrendered Notes. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Note surrendered in exchange therefor, or (ii) if the
Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or
(B) if no interest has been paid on the Notes, from the Issue Date.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes will be freely transferable by holders thereof (other than affiliates of the Issuers) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of the Issuers, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. Upon written notice within 30 days following the completion of the Exchange Offers that a Participating Broker-Dealer has received Exchange Notes in the Exchange Offer, the Issuers will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 210 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act), then in each case, the Issuers will (x) promptly deliver to the Holders and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file shelf registration statements covering resales of the Notes (the "Shelf Registration State-ments"), (b) use their best efforts to cause the Shelf Registration Statements to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statements until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder. The Issuers will, in the event that Shelf Registration Statements are filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

     If the Issuers fail to comply with the above provisions or if the Exchange Offer Registration Statement or the Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") pursuant to provisions of the Notes, shall become payable in respect of the Notes as follows:

     if (a) neither an Exchange Offer Registration Statement nor a Shelf Registration Statement is filed with the Commission on or prior to 60 days after the Issue Date or (b) notwithstanding that the Issuers have consummated or will consummate an Exchange Offer, the Issuers are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the Notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such Additional Interest increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

     if (a) neither an Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 150 days after the Issue Date or (b) notwithstanding that the Issuers have consummated or will consummate an Exchange Offer, the Issuers are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 90th day following the date such Shelf Registration Statement was filed, then, commencing on the day after the 150th day in the case of (a) above, or the day after the 90th day in the case of (b) above, Additional Interest shall accrue on the principal amount of the Notes at a rate of .25% per annum for the first 90 days immediately following each such filing date, such Additional Interest increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; or

     if (a) the Issuers have not exchanged the applicable Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 45th day after the date on which the Exchange Offer Registration Statement was declared effective or (b) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all of the applicable Notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the Notes at a rate of .25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (a) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (b) above, such Additional Interest increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the rate of Additional Interest that shall accrue on the Notes may not exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the applicable Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above),
(2) upon the effectiveness of the applicable Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of applicable Exchange Notes for all applicable Notes tendered (in the case of clause (iii) (a) above), or upon the effectiveness of a Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (b) above), Additional Interest on the applicable Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue or accumulate, as the case may be.

     Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Additional Interest will be determined by multiplying the applicable rate of Additional Interest by the principal amount of the Senior Notes multiplied by a fraction, the numerator of which is the number of days such rate of Additional Interest was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The Issuers (i) shall make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the Holders covered thereby) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make representations in the Letter of Transmittal that (a) it is not an "affiliate" of the Issuers (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; (c) it is acquiring the Exchange Notes in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Notes acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Exchange Notes pursuant to the Exchange Offer. The Commission has taken the position and the Issuers believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, the Issuers are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     If the holder is a Participating Broker-Dealer, it will be required to include a representation in such Participating Broker-Dealer's letter of transmittal with respect to the Exchange Offer that such Participating Broker-Dealer has not entered into any arrangement or understanding with the Company or any affiliate of the Issuers to distribute the Exchange Notes.

     Holders of the Notes will be required to make certain representations to the Issuers (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Issuers will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing description of the Registration Rights Agreement contains a discussion of all material elements thereof, but does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement. The Issuers will provide a copy of the Registration Rights Agreement to holders of Notes identified to the Issuers by an Initial Purchaser upon request.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that: (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Notes; (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $75,000,000 aggregate principal amount of Notes were outstanding. The Issuers have fixed the close of business on
          , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     The Issuers intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Issuers shall be deemed to have accepted validly tendered Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Issuers.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
          , 1998, unless the Issuers, in their sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Notwithstanding the
foregoing, the Issuers will not extend the Expiration Date beyond           ,
1998.

     In order to extend the Exchange Offer, the Issuers will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on January 1, 1999. Interest on the Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each January 1 and July 1, commencing on January 1, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make to the Issuers the representations set forth above in the eighth paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Issuers will constitute agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

     The Issuers understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The Depositary and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary.

     The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     Notwithstanding the foregoing, in order to validly tender in the Exchange Offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has Notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Notes not properly tendered or any Notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend, to notify holders of defects or irregularities with respect to tenders of Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Issuers to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuers or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

          (c) any governmental approval has not been obtained, which approval the Issuers shall, in their sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Issuers determine in their sole discretion that any of the conditions are not satisfied, the Issuers may (i) refuse to accept any Notes and return all tendered Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        United States Trust Company of New York
        114 West 47th Street
        New York, New York 10036-1532

     Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Issuers and its affiliates.

     The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only: (i) to the Issuers (upon redemption thereof or otherwise); (ii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Issuers); (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (a) it is not an "affiliate" of the Issuers (within the meaning of Rule 405 of the Securities Act); (b) it is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer; (c) it is acquiring the Exchange Notes in its ordinary course of business; and (d) if it is a Participating Broker-Dealer holding Notes acquired for its own account as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Exchange Notes pursuant to the Exchange Offer. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Issuers recommend that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     Kirkland & Ellis, special counsel to the Issuers, has advised the Issuers that in its opinion, the exchange of the Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Notes for Exchange Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Notes pursuant to the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that to make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.
In addition, until             , 1998, all dealers effecting transactions in the
Exchange Notes may be required to deliver a prospectus.

     The Issuers will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Issuers have agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company at March 23, 1997 and March 29, 1998 and for each of the three fiscal years in the period ended March 29, 1998, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGES
                                                              -----
Audited Consolidated Financial Statements:
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets -- Assets As of March 23, 1997
  and March 29, 1998........................................   F-3
Consolidated Balance Sheets -- Liabilities and Stockholder's
  Equity As of March 23, 1997 and March 29, 1998............   F-4
Consolidated Statements of Income and Retained Earnings For
  the fiscal years ended March 24, 1996, March 23, 1997 and
  March 29, 1998............................................   F-5
Consolidated Statements of Cash Flows For the fiscal years
  ended March 24, 1996, March 23, 1997 and March 29, 1998...   F-6
Notes to Consolidated Financial Statements..................   F-7

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets -- Assets As of March 29, 1998
  and June 28, 1998.........................................  F-14
Consolidated Balance Sheets -- Liabilities and Stockholder's
  Equity As of March 29, 1998 and June 28, 1998.............  F-15
Consolidated Statements of Income and Retained Earnings For
  the thirteen weeks ended June 22, 1997 and June 28,
  1998......................................................  F-16
Consolidated Statements of Cash Flows For the thirteen weeks ended June 22, 1997 and June 28, 1998.....................  F-17
Notes to Consolidated Financial Statements..................  F-18

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Romacorp, Inc. and Subsidiaries

     We have audited the accompanying balance sheets of Romacorp, Inc. and Subsidiaries (the Company), a wholly-owned subsidiary of NPC International, Inc., as of March 23, 1997 and March 29, 1998 and the related statements of income and retained earnings, and cash flows for each of the three fiscal years in the period ended March 29, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Romacorp, Inc. and Subsidiaries at March 23, 1997 and March 29, 1998 and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 29, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, in the fiscal year ended March 24, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

                                          Ernst & Young LLP
                                          Kansas City, Missouri

April 30, 1998

                        ROMACORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                       ASSETS
                                                              MARCH 23,    MARCH 29,
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current Assets:
  Cash and cash equivalents.................................   $    --      $    --
  Accounts receivable, net..................................     1,473        1,351
  Inventories of food and supplies..........................       661        1,509
  Deferred income tax asset.................................       318          583
  Prepaid expenses..........................................       519          583
  Preopening costs..........................................     1,196          466
  Other current assets......................................        16           22
                                                               -------      -------
     Total current assets...................................     4,183        4,514
Facilities and equipment, net...............................    46,516       52,600
Notes receivable, net.......................................       814          757
Goodwill, net of accumulated amortization of $3,716 and
  $4,450, respectively......................................    15,260       14,526
Deferred income tax asset...................................       865        1,423
Other assets................................................     1,086          927
                                                               -------      -------
Total assets................................................   $68,724      $74,747
                                                               =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                              MARCH 23,    MARCH 29,
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current Liabilities:
  Accounts payable..........................................   $   855      $ 1,094
  Payroll taxes.............................................       512          120
  Accrued interest..........................................        46           28
  Accrued payroll...........................................       653        1,317
  Current portion of closure reserve........................       200          100
  Insurance reserves........................................       871        1,161
  Checks written in excess of cash..........................       407          113
  Accrued sales tax.........................................       118          485
  Accrued real estate tax...................................       214          368
  Other accrued liabilities.................................     1,546        1,109
  Current portion of long-term debt.........................       444          444
                                                               -------      -------
     Total current liabilities..............................     5,866        6,339
Long-term debt..............................................     1,333          889
Closure reserve.............................................       541          443
Payable to affiliate........................................    32,834       34,384
Long-term insurance reserves................................     1,023        1,400
Stockholder's Equity:
Common stock, 2,000 shares authorized, 100 shares issued and
  outstanding...............................................        --           --
Paid-in capital.............................................    17,444       17,444
Retained earnings...........................................     9,683       13,848
                                                               -------      -------
     Total stockholder's equity.............................    27,127       31,292
                                                               -------      -------
  Total liabilities and stockholder's equity................   $68,724      $74,747
                                                               =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                   FOR THE FISCAL YEAR ENDED
                                                              -----------------------------------
                                                              MARCH 24,    MARCH 23,    MARCH 29,
                                                                1996         1997         1998
                                                              ---------    ---------    ---------
                                                                    (DOLLARS IN THOUSANDS)
Net restaurant sales........................................   $51,499      $68,778      $86,408
Net franchise revenues......................................     7,570        8,526        8,482
                                                               -------      -------      -------
     Total revenues.........................................    59,069       77,304       94,890
                                                               -------      -------      -------
Cost of sales...............................................    17,541       22,921       29,011
Direct labor................................................    15,738       21,461       26,694
Other.......................................................    13,355       16,645       21,038
General and administrative expenses.........................     6,906        9,276        9,264
Impairment and loss provision for underperforming assets....     3,500           --           --
                                                               -------      -------      -------
     Total operating expenses...............................    57,040       70,303       86,007
                                                               -------      -------      -------
Operating income............................................     2,029        7,001        8,883
Other income (expense)......................................
  Interest expense..........................................      (876)      (1,550)      (2,412)
  Miscellaneous.............................................      (257)          42            9
                                                               -------      -------      -------
     Income before income taxes.............................       896        5,493        6,480
Provision (benefit) for income taxes........................
  Current...................................................     2,172          731        3,138
  Deferred..................................................    (1,627)       1,286         (823)
                                                               -------      -------      -------
                                                                   545        2,017        2,315
                                                               -------      -------      -------
Net income..................................................       351        3,476        4,165
Beginning retained earnings.................................     5,856        6,207        9,683
                                                               -------      -------      -------
Ending retained earnings....................................   $ 6,207      $ 9,683      $13,848
                                                               =======      =======      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE FISCAL YEAR ENDED
                                                             -----------------------------------
                                                             MARCH 24,    MARCH 23,    MARCH 29,
                                                               1996         1997         1998
                                                             ---------    ---------    ---------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES:
Net income.................................................  $    351     $  3,476     $  4,165
Non-cash items included in net income:
  Depreciation and amortization............................     3,320        3,808        5,260
  Amortization of start-up costs...........................       673        1,617        1,937
  Deferred income taxes....................................    (1,627)       1,286         (823)
  Non-cash portion of impairment and loss provision........     3,500           --           --
Change in assets and liabilities, net of acquisitions:
  Accounts receivable, net.................................       (31)        (559)         122
  Notes receivable, net....................................        24           27           57
  Inventories of food and supplies.........................      (887)       1,435         (848)
  Pre-opening costs........................................      (856)      (2,095)      (1,169)
  Other current assets.....................................      (260)        (140)         (71)
  Accounts payable.........................................       339          139          239
  Payroll taxes............................................       123           90         (392)
  Accrued interest.........................................      (151)         (18)         (18)
  Accrued payroll..........................................       111          175          664
  Health and workers compensation insurance reserves.......       414          623          667
  Other accrued liabilities................................       312         (448)          84
                                                             --------     --------     --------
  Net cash flows provided by operating activities..........     5,355        9,416        9,874
                                                             --------     --------     --------
INVESTING ACTIVITIES:
Capital expenditures, net..................................   (14,859)     (23,835)     (10,610)
Acquisition of business assets, net of cash................    (1,750)          --           --
Changes in other assets, net...............................       118         (923)         (76)
                                                             --------     --------     --------
  Net cash flows used by investing activities..............   (16,491)     (24,758)     (10,686)
                                                             --------     --------     --------
FINANCING ACTIVITIES:
Payments of long-term debt.................................      (904)        (711)        (444)
Change in checks written in excess of cash.................       102          305         (294)
Net change in payable to affiliate.........................    11,711       15,748        1,550
                                                             --------     --------     --------
  Net cash flows provided by financing activities..........    10,909       15,342          812
                                                             --------     --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS....................      (227)          --           --
                                                             --------     --------     --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............       227           --           --
                                                             --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR...................  $     --     $     --     $     --
                                                             ========     ========     ========

     Cash paid for interest was approximately $278,000, $178,000, and $131,000, for the fiscal year 1996, 1997, and 1998, respectively.

  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION, OPERATION AND BASIS OF PRESENTATION

     Romacorp, Inc. and Subsidiaries (the Company) was acquired in June 1993, by NPC International, Inc. which currently owns all outstanding shares of Romacorp, Inc. These financial statements reflect the Company's operation of its own restaurants and franchise revenue from franchisees' use of trademarks and other proprietary information in the operation of Tony Roma's restaurants. The Company maintains its corporate office in Dallas, Texas, and through its subsidiaries provides menu development, training, marketing and other administrative services related to the operation of the Roma Concept. NPC International, Inc., through its affiliates, has provided accounting and management information services for which the Company has been charged fees based on various factors, which have approximated 1.0% of net sales for each period presented. The Company's management believes these charges approximate fair value of the services provided and actual cost to the Company would not be significantly different if operated as an unaffiliated entity, except as disclosed in these footnotes. All intercompany transactions between Romacorp, Inc. and its subsidiaries have been eliminated.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     FISCAL YEAR -- The Company operates on a 52 or 53 week fiscal year ending on the last Sunday before the last Tuesday in March. The fiscal years ended March 24, 1996, and March 23, 1997 each contained 52 weeks. The fiscal year ended March 29, 1998 contained 53 weeks.

     CASH EQUIVALENTS -- For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. For each period presented, substantially all cash was in the form of depository accounts.

     INVENTORIES -- Inventories of food and supplies are valued at the lower of cost (first-in, first-out method) or market.

     PRE-OPENING COSTS -- The Company amortizes pre-opening costs, which principally represent the cost of hiring and training new personnel, over a period of one year commencing with the restaurant's opening.

     FACILITIES AND EQUIPMENT -- Facilities and equipment are recorded at cost. Depreciation is charged on the straight-line basis for buildings, furniture and equipment. Leasehold improvements are amortized on the straight-line method over the life of the lease or the life of the improvements whichever is shorter.

     LONG-LIVED ASSETS -- Effective in fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. The majority of the Company's long-lived assets held for continuing use are evaluated for potential impairment on a store-by-store basis. Assets held for sale are stated at estimated fair value.

     GOODWILL -- Goodwill represents the excess of cost over the identifiable net assets acquired and is amortized on the straight-line method over periods ranging from 25 to 40 years.

     FRANCHISE REVENUE -- The franchise agreements for Tony Roma's restaurants provide for an initial fee and continuing royalty payments based upon gross sales, in return for operational support, product development, marketing programs and various administrative services. Royalty revenue is recognized on the accrual basis, although initial fees are not recognized until the franchisee's restaurant is opened. Fees for granting exclusive development rights to specific geographic areas are recognized when the right has been granted and cash received is non-refundable. Net franchise revenue is presented net of direct expenses, which include labor, travel and related costs of Franchise Business Managers, who operate as liaisons between the franchise community and the franchisor. Direct costs also include bad debt expense, and opening costs consisting primarily of training expenses. Franchisees also participate in national and local marketing programs, which are managed by the Company; the related funding for which is separate and not included in the accompanying financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of March 23, 1997 and March 29, 1998, the fair value of the Company's financial instruments, including cash equivalents, approximates their carrying value.

     INCOME TAXES -- The Company's results are included in the consolidated federal income tax return of NPC International, Inc. The provisions for income taxes, reflected in the accompanying statements, were calculated for the Company on a separate return basis. The provisions for income taxes include taxes that are deferred because of temporary differences between the financial statements and tax bases of assets and liabilities. Deferred taxes arise principally from the use of different depreciation methods and lives for tax purposes, and the deferral of tax deductions for the insurance and closure reserves accrued for financial statement purposes.

     INSURANCE RESERVES -- The Company, along with NPC International, Inc. and affiliates, is self-insured for certain risks and is covered by insurance policies for other risks. The Company maintains reserves on a separate company basis for their policy deductibles and other program expenses using case basis evaluations and other analyses. The reserves include estimates of future trends in claim severity and frequency, and other factors, which could vary as claims, are ultimately settled. Reserve estimates are continually reviewed and adjustments are reflected in current operations. Changes in deductible amounts could impact both the establishment of future reserves and/or the rate of premiums incurred.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING COSTS -- Advertising costs are expensed as incurred. The Company incurred $1,562,000, $2,138,000, and $2,668,000 of such costs in fiscal 1996, fiscal 1997 and fiscal 1998, respectively.

     YEAR 2000 COMPLIANCE (UNAUDITED) -- In order to address the Year 2000 Issue, NPC International, Inc. has developed a plan to modify its systems, which are used by the Company, and has begun implementation of this plan. The management of NPC International, Inc. has not developed a plan and/or cost estimates that consider the Company on a stand-alone basis. NPC International, Inc. is evaluating the extent to which its computer operating systems will be disrupted upon the turn of the century as a result of the Year 2000 Issue. NPC presently believes that by modifying existing software and converting new software, the Year 2000 Issue will not pose significant operational problems for its information systems. However, if such modifications and conversions are not timely or are not properly implemented, the Year 2000 Issue could have a material adverse effect on the Company's business, financial condition and results of operations.

     RECENTLY ISSUED ACCOUNTING STANDARDS -- In April 1998, Statement of Position (SOP) 98-5 Accounting for Costs of Start-up Activities was issued. The SOP requires the Company to expense pre-opening costs as incurred and to report the initial adoption as a cumulative effect of a change in accounting principle as described in APB No. 20, Accounting Changes, during the first quarter of its fiscal year 2000. The cumulative effect upon adoption will result in a one-time charge to income in an amount equal to the net book value of the Company's pre-opening costs. This change will also result in the discontinued amortization of pre-opening cost expense in subsequent periods. At March 29, 1998, the balance of pre-opening costs was $466,000.

                        ROMACORP, INC. AND SUBSIDIARIES

(3)  ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following:

                                                              MARCH 23,    MARCH 29,
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Franchise receivables.......................................   $1,019       $1,324
Other receivables...........................................      650          299
                                                               ------       ------
                                                                1,669        1,623
Allowances for doubtful accounts............................     (196)        (272)
                                                               ------       ------
     Net receivables........................................   $1,473       $1,351
                                                               ======       ======

     Franchise receivables represent royalties due based on a percent of sales at the franchisees' Tony Roma's restaurants, and for other services provided, and fees assessed in accordance with the franchise agreement. Other receivables include amounts due for the sale of raw materials, principally ribs, which the Company has sold from its supply to franchisees. Other receivables also includes "banquet" sales to significant individual customers and other miscellaneous items.

     The Company generally does not require collateral on the accounts, but has the right to terminate the franchise agreement in the event the royalties becomes uncollectable.

(4)  FACILITIES AND EQUIPMENT

     Facilities and equipment consists of the following:

                                                    ESTIMATED      MARCH 23,    MARCH 29,
                                                   USEFUL LIFE       1997         1998
                                                  -------------    ---------    ---------
                                                                   (DOLLARS IN THOUSANDS)
Land............................................                   $ 11,200     $ 12,057
Buildings.......................................   15-30 years       15,992       26,790
Leasehold improvements..........................   5-20 years        10,128       11,785
Furniture and equipment.........................   3-10 years        13,150       14,898
Construction in progress........................                      7,378        1,472
                                                                   --------     --------
                                                                     57,848       67,002
Less accumulated depreciation and
  amortization..................................                    (11,332)     (14,402)
                                                                   --------     --------
Net facilities and equipment....................                   $ 46,516     $ 52,600
                                                                   ========     ========

                        ROMACORP, INC. AND SUBSIDIARIES

(5)  INCOME TAXES

     The provision (benefit) for income taxes consisted of the following:

                                                             FOR THE FISCAL YEAR ENDED
                                                        -----------------------------------
                                                        MARCH 24,    MARCH 23,    MARCH 29,
                                                          1996         1997         1998
                                                        ---------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current:
  Federal.............................................   $ 1,816      $  330       $2,755
  State...............................................       164          49           99
  Foreign.............................................       192         352          284
                                                         -------      ------       ------
                                                           2,172         731        3,138
                                                         -------      ------       ------
Deferred:
  Federal.............................................    (1,360)        581         (723)
  State...............................................      (123)         86          (26)
  Foreign.............................................      (144)        619          (74)
                                                         -------      ------       ------
                                                          (1,627)      1,286         (823)
                                                         -------      ------       ------
Provision for income taxes............................   $   545      $2,017       $2,315
                                                         =======      ======       ======

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                             FOR THE FISCAL YEAR ENDED
                                                        -----------------------------------
                                                        MARCH 24,    MARCH 23,    MARCH 29,
                                                          1996         1997         1998
                                                        ---------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Tax computed at statutory rate........................   $  314       $1,923       $2,268
Goodwill amortization.................................      274          242          249
Tax credits...........................................     (189)        (309)        (372)
State taxes, net of federal effect, and other.........      146          161          170
                                                         ------       ------       ------
Provision for income taxes............................   $  545       $2,017       $2,315
                                                         ======       ======       ======

                        ROMACORP, INC. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              MARCH 23,    MARCH 29,
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Insurance reserves........................................   $  595       $  926
  Closure reserves..........................................      316          192
  Accrued vacation..........................................      166          245
  Depreciation..............................................      162          507
  Allowance for doubtful accounts...........................       71           97
  Other, net................................................      297          204
                                                               ------       ------
     Total deferred tax assets..............................    1,607        2,171
                                                               ------       ------
Deferred tax liabilities:
  Pre-opening expenses......................................      424          165
  Other, net................................................       --           --
                                                               ------       ------
     Total deferred tax liabilities.........................      424          165
                                                               ------       ------
Net deferred tax assets.....................................    1,183        2,006
  Current...................................................      318          583
                                                               ------       ------
  Non-current...............................................   $  865       $1,423
                                                               ======       ======

     A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes, based on the expected timing of the reversal of the future taxable temporary differences and inclusion in the NPC International, Inc. consolidated tax return, that no valuation allowance is necessary.

(6)  LONG-TERM DEBT AND PAYABLE TO AFFILIATE

     Long-term debt consists of a note payable to a former franchisee related to the acquisition of facilities, equipment and inventory. Principal payments on the note in the amount of $444,000, are due annually. Interest is paid quarterly based on the prime rate at First Union Bank of New Jersey as adjusted. The note is collateralized by the facilities.

     The Company's primary credit facility is an intercompany agreement with NPC Management, Inc., a subsidiary of NPC International, Inc. The facility functions similar to a line of credit arrangement. Weekly cash is swept, as payment on the facility, from each store's depository account and the lock box account maintained by the Company to collect royalty and other payments from third parties. As checks are presented for payment on the Company's disbursement accounts amounts are advanced under terms of the facility. Interest is accrued monthly based on the previous month's average borrowings. The interest rate is adjusted monthly and equals the average borrowing rate for NPC Management, Inc. plus 75 basis points. The agreement has annual renewal provisions and accordingly, the borrowings are classified as long-term.

     Interest expense incurred related to the borrowings from NPC was $612,000 in fiscal 1996, $1,430,000 in fiscal 1997, and $2,696,000 in fiscal 1998. These amounts are net of $75,000, $339,000, and $332,000 capitalized during the years ended March 24, 1996, March 23, 1997, and March 29, 1998, respectively.

                        ROMACORP, INC. AND SUBSIDIARIES

(7)  COMMITMENTS

     The Company leases certain restaurant equipment and buildings under operating leases. Rent expense for the fiscal years 1996, 1997, and 1998 was $3,008,000, $3,412,000, and $3,879,000 respectively, including additional rentals of approximately $697,000 in 1996, $687,000 in 1997, and $712,000 during 1998. The additional rentals are based upon a percentage of sales in excess of a base amount as specified in the lease. The majority of the Company's leases contain renewal option(s) for 5 to 10 years. Renewal of the remaining leases is dependent on mutually acceptable negotiations.

     At March 29, 1998, minimum rental commitments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

               FISCAL YEAR
               -----------                 (DOLLARS IN THOUSANDS)
1999.....................................         $ 2,518
2000.....................................           2,115
2001.....................................           1,878
2002.....................................           1,787
2003.....................................           1,671
Thereafter...............................          10,626
                                                  -------
                                                  $20,595
                                                  =======

     In March 1998, NPC International, Inc. purchased two parcels of land for approximately $1.6 million, which the Company is committed to buy at cost, subsequent to the end of the fiscal year.

(8)  PROFIT SHARING PLAN

     The Company participates in the NPC International, Inc. Profit Sharing Plan which was instituted on July 1, 1992. To qualify, employees must generally have two years of service, attain the age of 21 and be employed on the last day of the plan year. The contribution to the plan is at the discretion of the NPC International, Inc. Board of Directors, based upon the earnings of the Company. NPC International, Inc. contributed $184,267 on the Company's behalf for the calendar year 1995. The 1995 amount is not included in the Company's statement of income. The Company contributed $191,092 and $221,587 for the calendar years 1996 and 1997, respectively.

(9)  STOCK OPTION PLAN

     Employees of the Company participate in a non-qualified stock option plan sponsored by NPC International, Inc. The options allow the employee to purchase shares of NPC International, Inc. at a price equal to fair market value of the stock at the time the options were awarded. The options generally become exercisable over a four year period in equal amounts.

     The Company's accounting method for the issuance of stock options is in accordance with APB No. 25, and because the exercise price of the option equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

     The Company has considered Statement of Financial Accounting Standards No. 123 Accounting for Stock Based Compensation (Statement 123) and determined that the impact of this statement on pro-forma disclosures would be immaterial.

     Statement 123 requires certain disclosures about the outstanding and exercisable options, option activity, weighted average exercise price per option and option exercise price range for each income statement period.

                        ROMACORP, INC. AND SUBSIDIARIES

Since the option activity relates only to NPC International, Inc.'s. stockholders' equity, this information is not presented for the Company.

(10)  IMPAIRMENT AND LOSS PROVISION FOR UNDERPERFORMING ASSETS

     The Company recorded a pre-tax provision of $3,500,000 in fiscal 1996 related to the disposition of six underperforming Tony Roma's units and the relocation of two others to be completed in the next year. The assets to be disposed of consisted of buildings, leasehold improvements, and furniture and equipment, which had a carrying value of approximately $2,800,000. The six units to be disposed of generated sales of approximately $7,600,000 and losses from restaurant operations of approximately $340,000 in fiscal 1996.

(11)  CONTINGENCIES

     The Company currently has a case pending in the Courts of Appeals, 2nd District of Texas arising out of a previous judgement against the Company related to a cessation of lease payments. The Company has posted a supersedeas bond in the amount of $530,654 pending the appeals process. The case was argued December 10, 1997, and no decision has been rendered. These financial statements do not include a provision for an adverse outcome of this case. The Company is involved in other legal actions arising in the normal course of business. Management believes the outcome of these actions will not have material adverse effects on the financial position or results of operations of the Company. Pursuant to the Recapitalization Agreement, NPC has agreed to indemnify and hold Holdings and the Company harmless for liabilities and costs associated with the litigation.

(12)  SUBSEQUENT EVENT

     On April 24, 1998, NPC International, Inc. and Sentinel Capital Partners, L.P. executed a recapitalization agreement related to Romacorp, Inc. and subsidiaries. The transaction is contingent upon financing and customary conditions and approval. The transaction is expected to close in June 1998.

                        ROMACORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              MARCH 29,    JUNE 28,
                                                                1998         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................   $    --      $    --
  Accounts receivable, net..................................     1,351        1,386
  Inventories of food and supplies..........................     1,509        2,127
  Deferred income tax asset.................................       583          583
  Prepaid expenses..........................................       583          690
  Preopening expenses.......................................       466          303
  Other current assets......................................        22           22
                                                               -------      -------
     Total current assets...................................     4,514        5,111
Facilities and equipment, net...............................    52,600       53,294
Notes receivable, net.......................................       757          746
Goodwill, net of accumulated amortization of $4,450 and
  $4,633, respectively......................................    14,526       14,343
Deferred income tax asset...................................     1,423        1,423
Other assets................................................       927          859
                                                               -------      -------
Total assets................................................   $74,747      $75,776
                                                               =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                              MARCH 29,     JUNE 28,
                                                                 1998         1998
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)

Current Liabilities
  Accounts payable..........................................   $ 1,094       $ 1,115
  Payroll taxes.............................................       120           333
  Accrued interest..........................................        28            28
  Accrued payroll...........................................     1,317           797
  Current portion of closure reserve........................       100           100
  Insurance reserves........................................     1,161         1,065
  Checks written in excess of cash..........................       113           642
  Accrued sales tax.........................................       485           363
  Accrued real estate tax...................................       368           320
  Other accrued liabilities.................................     1,109         1,233
  Current portion of long-term debt.........................       444           444
                                                               -------       -------
     Total current liabilities..............................     6,339         6,440
Long-term debt..............................................       889           889
Closure reserve.............................................       443           422
Payable to affiliate........................................    34,384        33,887
Long-term insurance reserves................................     1,400         1,400
Stockholder's Equity:
Common stock, 2,000 shares authorized, 100 shares issued and
  outstanding...............................................        --            --
Paid-in capital.............................................    17,444        17,444
Retained earnings...........................................    13,848        15,294
                                                               -------       -------
     Total stockholder's equity.............................    31,292        32,738
                                                               -------       -------
  Total liabilities and stockholder's equity................   $74,747       $75,776
                                                               =======       =======

  The accompanying notes are an integral part of these consolidated financial statements

                        ROMACORP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                              THIRTEEN WEEKS ENDED
                                                              --------------------
                                                              JUNE 22,    JUNE 28,
                                                                1997        1998
                                                              --------    --------
Net restaurant sales........................................  $20,225     $22,513
Net franchise revenues......................................    2,050       2,114
                                                              -------     -------
     Total revenues.........................................   22,275      24,627
                                                              -------     -------
Cost of sales...............................................    6,584       7,833
Direct labor................................................    6,375       6,800
Other.......................................................    4,892       5,279
                                                              -------     -------
General and administrative expenses.........................    2,346       2,021
                                                              -------     -------
     Total operating expenses...............................   20,197      21,933
                                                              -------     -------
Operating income............................................    2,078       2,694
Other income (expense)
  Interest expense..........................................     (476)       (663)
  Miscellaneous.............................................       21         194
                                                              -------     -------
     Income before income taxes.............................    1,623       2,225
Income tax provision........................................      568         779
                                                              -------     -------
Net income..................................................    1,055       1,446
Beginning retained earnings.................................    9,683      13,848
                                                              -------     -------
Ending retained earnings....................................  $10,738     $15,294
                                                              =======     =======


  The accompanying notes are an integral part of these consolidated financial statements

                        ROMACORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      13 WEEKS ENDED
                                                              ------------------------------
                                                              JUNE 22, 1997    JUNE 28, 1998
                                                              -------------    -------------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
Net income..................................................     $ 1,055          $ 1,446
Non-cash items included in net income:
  Depreciation and amortization.............................       1,210            1,410
  Amortization of start-up costs............................         545              267
Change in assets and liabilities:
  Accounts receivable, net..................................         403              (35)
  Notes receivable, net.....................................           5                7
  Inventories of food and supplies..........................        (249)            (618)
  Income tax receivable.....................................         688               --
  Other current assets......................................        (403)            (211)
  Accounts payable..........................................         437               22
  Payroll taxes.............................................        (369)             213
  Accrued interest..........................................           2               --
  Accrued payroll...........................................         616             (520)
  Health and workers compensation reserves..................          73              (96)
  Other accrued liabilities.................................         321              (47)
                                                                 -------          -------
  Net cash flows provided by operating activities...........       4,334            1,838
                                                                 -------          -------
INVESTING ACTIVITIES:
Capital expenditures, net...................................      (4,381)          (1,912)
Changes in other assets, net................................          (4)              42
                                                                 -------          -------
  Net cash flows used by investing activities...............      (4,385)          (1,870)
                                                                 -------          -------
FINANCING ACTIVITIES:
Net change in payable to affiliate..........................         987             (497)
Change in checks written in excess of cash..................        (407)             529
                                                                 -------          -------
  Net cash flows provided by financing activities...........         580               32
                                                                 -------          -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................         529               --
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............          --               --
                                                                 -------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................     $   529          $    --
                                                                 =======          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        ROMACORP, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The consolidated financial statements and information included herein are unaudited; however, they reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of Management, necessary for a fair statement of the results of operations and cash flows for the interim periods ended June 22, 1997 and June 28, 1998 and the financial position as of June 28, 1998. Results for the period ended June 28, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year. The notes to the combined consolidated financial statements contained in this Registration Statement should be read in conjunction with the unaudited consolidated statements.

(2)  SUBSEQUENT EVENTS

RECAPITALIZATION

     On June 30, 1998, NPC International, Inc. and subsidiaries ("NPC") and Sentinel Capital Partners, L.P. ("Sentinel") executed a recapitalization agreement effective June 28, 1998 related to Romacorp, Inc. and its subsidiaries (the "Company"). The Company redeemed stock held by NPC so that NPC held 20% of the equity of the Company following the transaction. Sentinel became the majority equity owner of the Company following the transaction. In conjunction with this transaction, $75,000,000 of 12% Senior Notes were issued. Interest on the Senior Notes will accrue from the date of issuance and will be payable in arrears on January 1 and July 1 of each year commencing January 1, 1999, at the rate of 12% per annum. The Senior Notes will mature on July 1, 2006.

LONG-TERM DEBT AND PAYABLE TO AFFILIATE

     Long-term debt as of March 29, 1998 consisted of a note payable to a former franchisee. As part of the recapitalization transaction, this note was paid in full. In addition, in conjunction with the recapitalization, $33,887,000 in payable to affiliate was contributed to capital.

CREDIT FACILITY

     Effective July 1, 1998 the Company entered into an agreement with a bank for a revolving credit facility which will provide borrowings up to $15,000,000, is secured by substantially all of the assets of the Company, and bears interest at the Company's option of prime rate or up to six-month LIBOR plus 2.25%. Both rates are subject to maintaining certain financial covenants, and interest is payable upon maturity of the LIBOR or monthly for prime rate advances. In addition, a commitment fee of .375% is payable monthly on all unused commitments. As of August 29, 1998, $3,900,000 was outstanding under the Credit Facility.

STOCK OPTION PLAN

     The Company adopted a stock option plan (the "Stock Plan"), which provides for the grant to certain key employees and/or directors of the Company of stock options that are non-qualified options for federal income tax purposes. The Stock Plan will be administered by the Board of Directors or a committee thereof.

INCOME TAXES

     Prior to the recapitalization, the Company's results were included in the consolidated federal income tax return of NPC International, Inc. Following the recapitalization, the Company will file its federal income tax return on a stand alone basis.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   14
The Company................................   21
Use of Proceeds............................   22
Capitalization.............................   23
Selected Historical Financial Data.........   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   26
Business...................................   32
Management.................................   41
Security Ownership.........................   44
Certain Relationships and Related
  Transactions.............................   45
Description of New Revolving Credit
  Facility.................................   47
Description of Exchange Notes..............   48
The Exchange Offer.........................   73
Plan of Distribution.......................   82
Legal Matters..............................   83
Experts....................................   83
Index to Consolidated Financial
  Statements...............................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 ROMACORP, INC.

                               OFFER TO EXCHANGE
                           SERIES B 12% SENIOR NOTES
                             DUE 2006 FOR SERIES A
                           12% SENIOR NOTES DUE 2006

                                 TONY ROMA LOGO
                                ---------------
                                   PROSPECTUS
                                            , 1998
                                ---------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Each of the Company, the Parent, Roma Systems, Inc. and Roma Huntington Beach, Inc. (the "Delaware Companies") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Certificate of Incorporation of each of the Delaware Companies provides for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Delaware Companies maintain and have in effect insurance policies covering all of their respective directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Roma Fort Worth, Inc. and Roma Bar Management Corporation (the "Texas Companies") are incorporated under the laws of the State of Texas, Section 2.02-1 of the Texas Business Corporation Act, inter alia, ("Section 2.02-1") provides that a Texas corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was an officer or director only if it is determined that the person: (1) conducted himself in good faith; (2) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnity may include judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification
(1) is limited to reasonable expenses
actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The Texas Companies may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity to the same extent that it may indemnify and advance expenses to directors under Section 2.02-1. The indemnity may include judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and
(2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer, director, employee or agent is wholly successful, on the merits or otherwise, in connection with a proceeding in which he is named defendant or respondent because he is or was a director, the corporation must indemnify him against the reasonable expenses which such officer or director, employee or agent has actually and reasonably incurred.

     The Certificates of Incorporation of the Texas Companies provide for the indemnification of their directors and officers to the fullest extent permitted by the Texas Business Corporation Act.

     Section 2.02-1 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 2.02-1.

     The Texas Companies maintain and have in effect insurance policies covering all of their respective directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Roma Dining LP ("Dining") is a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Section 17-108 of the Delaware Limited Liability Company Act, inter alia, ("Section 17-108") provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     Dining's limited partnership agreement provides for the indemnification of any and all of its partners, agents or employees or any person who may have served at Dining's request as an officer of any corporation, partnership, joint venture, trust or other enterprise of Dining to the fullest extent permitted by the Delaware Revised Uniform Limited Partnership Act, as it currently exists or may hereafter be amended.

     Section 17-108 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 17-108.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.


 +2.1    Recapitalization Agreement dated April 24, 1998 by and among the Company, NPC International, Inc., NPC Restaurant
         Holdings, Inc. and Sentinel Capital Partners, L.P.
 +2.2    Assignment Agreement dated July 1, 1998 by and among
         Sentinel, Sentinel Capital partners II, L.P. ("Sentinel
         II"), Omega Partners, L.P. ("Omega"), Provident Financial
         Group, Inc. ("Provident"), Travelers Casualty and Surety
         Company ("Travelers I"), The Travelers Insurance Company
         ("Travelers II"), The Travelers Life and Annuity Company
         ("Travelers III") and the Phoenix Insurance Company
         ("Phoenix", and together with Sentinel II, Omega, Provident,
         Travelers I, Travelers II, and Travelers III, the
         "Assignees")
 +3.1    Certificate of Incorporation of the Company
 +3.2    Certificate of Incorporation of Roma Systems, Inc.
 +3.3    Certificate of Incorporation of Roma Holdings, Inc.
 +3.4    Certificate of Incorporation of Roma Huntington Beach, Inc.
 +3.5    Articles of Incorporation of Roma Bar Management Corporation
 +3.6    Articles of Incorporation of Roma Fort Worth, Inc.
  3.7    Certificate of Incorporation of Roma Franchise Corporation
 +3.8    Certificate of Limited Partnership of Roma Dining LP
 +3.9    By-laws of the Company
 +3.10   By-laws of Roma Systems, Inc.
 +3.11   By-laws of Roma Holdings, Inc.
 +3.12   By-laws of Roma Huntington Beach Inc.
 +3.13   Amended and Restated By-laws of Roma Bar Management
         Corporation
 +3.14   By-laws of Roma Fort Worth, Inc.
  3.15   By-laws of Roma Franchise Corporation
 +3.16   Agreement of Limited Partnership of Roma Dining LP
 +4.1    Indenture dated as of July 1, 1998 between the Company, the
         Guarantors named therein and United States Trust Company of
         New York
 +4.2    Purchase Agreement dated as of June 26, 1998 among the
         Company, Salomon Brothers Inc and Schroder & Co. Inc.
 +4.3    Registration Rights Agreement dated as of July 1, 1998 among the Company, the Guarantors named therein, Salomon Brothers
         Inc and Schroder & Co. Inc.
  5.1    Opinion and consent of Kirkland & Ellis.
+10.1    Stockholders Agreement dated as of July 1, 1998 by and among the Company, the Assignees and Holdings
+10.2    Registration Rights Agreement dated as of July 1, 1998 by
         and among the Company, NPC Restaurant Holdings, Inc.,
         Sentinel Capital Partners, L.P., Sentinel Capital Partners
         II, L.P., Omega Partners, L.P., Provident Financial Group,
         Inc., Travelers Casualty and Surety Company, Travelers
         Insurance Company, The Travelers Life and Annuity Company
         and The Phoenix Insurance Company
+10.3    Transitional Financial and Accounting Services Agreement
         dated as of July 1, 1998 by and among NPC Management, Inc.
         and the Company
+10.4    Management Services Agreement dated as of July 1, 1998 by
         and among the Company and Sentinel
+10.5    Management Agreement dated as of July 1, 1998 by and among the Company and Robert B. Page.
+10.6    Credit Agreement dated as of July 1, 1998 by and among the
         Company, Roma Systems, Inc., Roma Franchise Corporation,
         Roma Holdings, Inc., Roma Dining LP, The Provident Bank and
         various lenders described therein

+12.1    Statement of Ratio of Earnings to Fixed Charges.
+21.1    Subsidiaries of the Issuer.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of Kirkland & Ellis (included in Exhibit 5.1).
+24.1    Powers of Attorney (included in signature page).
+25.1    Statement of Eligibility of Trustee on Form T-1.
 27.1    Financial Data Schedule.
+99.1    Form of Letter of Transmittal.
+99.2    Form of Notice of Guaranteed Delivery.
+99.3    Form of Tender Instructions.


---------------

+ Previously filed.


ITEM 22.  UNDERTAKINGS.

Each undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of the chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (1) Each undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Romacorp, Inc.

                                          By:      /s/ ROBERT B. PAGE

                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     Eric D. Bommer

                           *                              Director
--------------------------------------------------------
                     David S. Lobel

                           *                              Director
--------------------------------------------------------
                   John F. McCormack

                           *                              Director
--------------------------------------------------------
                    Michael J. Myers

                           *                              Director
--------------------------------------------------------
                   James K. Schwartz

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                     Robert B. Page
                  as Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Systems, Inc.

                                          By:      /s/ ROBERT B. PAGE

                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     David G. Short

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                   Robert B. Page as
                    attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Dining LP

                                          By: Romacorp, Inc.
                                            its general partner


                                          By:      /s/ ROBERT B. PAGE


                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     Eric D. Bommer

                           *                              Director
--------------------------------------------------------
                     David S. Lobel

                           *                              Director
--------------------------------------------------------
                   John F. McCormack

                           *                              Director
--------------------------------------------------------
                    Michael J. Myers

                           *                              Director
--------------------------------------------------------
                   James K. Schwartz

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                     Robert B. Page
                  as Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Holdings, Inc.


                                          By:      /s/ ROBERT B. PAGE


                                            ------------------------------------
                                            Name: Robert B. Page

                                            Title: Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     David G. Short



*By:       /s/ ROBERT B. PAGE

     ---------------------------------

              Robert B. Page


            as attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Huntington Beach, Inc.

                                          By:      /s/ ROBERT B. PAGE

                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     David G. Short

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                     Robert B. Page
                  as Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Bar Management Corporation

                                          By:      /s/ ROBERT B. PAGE

                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:






                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     David G. Short

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                     Robert B. Page
                  as Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                                          Roma Fort Worth, Inc.

                                          By:      /s/ ROBERT B. PAGE

                                            ------------------------------------
                                            Name: Robert B. Page
                                            Title: Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                           *                              Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                           *                              Director
--------------------------------------------------------
                     David G. Short

                *By: /s/ ROBERT B. PAGE
  ---------------------------------------------------
                     Robert B. Page
                  as Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.



                                          Roma Franchise Corporation



                                          By:      /s/ ROBERT B. PAGE


                                            ------------------------------------

                                            Name: Robert B. Page


                                            Title: Chief Executive Officer



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Page his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Roma Franchise Corporation), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated on October 26, 1998:



                       SIGNATURE                                            CAPACITY
                       ---------                                            --------
                   /s/ ROBERT B. PAGE                     Chief Executive Officer and Director
--------------------------------------------------------    (principal executive officer)
                     Robert B. Page

                  /s/ SUSAN R. HOLLAND                    Vice President, Finance -- Chief Financial
--------------------------------------------------------    Officer, (principal financial officer and
                    Susan R. Holland                        accounting officer)

                   /s/ ERIC D. BOMMER                     Director
--------------------------------------------------------
                     Eric D. Bommer

                   /s/ DAVID S. LOBEL                     Director
--------------------------------------------------------
                     David S. Lobel

                 /s/ JOHN F. MCCORMACK                    Director
--------------------------------------------------------
                   John F. McCormack

                  /s/ MICHAEL J. MYERS                    Director
--------------------------------------------------------
                    Michael J. Myers

                 /s/ JAMES K. SCHWARTZ                    Director
--------------------------------------------------------
                   James K. Schwartz

                                 EXHIBITS INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 +2.1     Recapitalization Agreement dated April 24, 1998 by and among the Company, NPC International, Inc., NPC Restaurant
          Holdings, Inc. and Sentinel Capital Partners, L.P...........
 +2.2     Assignment Agreement dated July 1, 1998 by and among
          Sentinel, Sentinel Capital partners II, L.P. ("Sentinel
          II"), Omega Partners, L.P. ("Omega"), Provident Financial
          Group, Inc. ("Provident"), Travelers Casualty and Surety
          Company ("Travelers I"), The Travelers Insurance Company
          ("Travelers II"), The Travelers Life and Annuity Company
          ("Travelers III") and the Phoenix Insurance Company
          ("Phoenix", and together with Sentinel II, Omega, Provident,
          Travelers I, Travelers II, and Travelers III, the
          "Assignees")................................................
 +3.1     Certificate of Incorporation of the Company.................
 +3.2     Certificate of Incorporation of Roma Systems, Inc. .........
 +3.3     Certificate of Incorporation of Roma Holdings, Inc. ........
 +3.4     Certificate of Incorporation of Roma Huntington Beach,
          Inc. .......................................................
 +3.5     Articles of Incorporation of Roma Bar Management
          Corporation.................................................
 +3.6     Articles of Incorporation of Roma Fort Worth, Inc. .........
  3.7     Certificate of Incorporation of Roma Franchise
          Corporation.................................................
 +3.8     Certificate of Limited Partnership of Roma Dining LP........
 +3.9     By-laws of the Company......................................
 +3.10    By-laws of Roma Systems, Inc. ..............................
 +3.11    By-laws of Roma Holdings, Inc. .............................
 +3.12    By-laws of Roma Huntington Beach Inc. ......................
 +3.13    Amended and Restated By-laws of Roma Bar Management
          Corporation.................................................
 +3.14    By-laws of Roma Fort Worth, Inc. ...........................
  3.15    By-laws of Roma Franchise Corporation.......................
 +3.16    Agreement of Limited Partnership of Roma Dining LP..........
 +4.1     Indenture dated as of July 1, 1998 between the Company, the
          Guarantors named therein and United States Trust Company of
          New York....................................................
 +4.2     Purchase Agreement dated as of June 26, 1998 among the
          Company, Salomon Brothers Inc and Schroder & Co. Inc. ......
 +4.3     Registration Rights Agreement dated as of July 1, 1998 among the Company, the Guarantors named therein, Salomon Brothers
          Inc and Schroder & Co. Inc. ................................
  5.1     Opinion and consent of Kirkland & Ellis. ...................
+10.1     Stockholders Agreement dated as of July 1, 1998 by and among the Company, the Assignees and Holdings.....................
+10.2     Registration Rights Agreement dated as of July 1, 1998 by
          and among the Company, NPC Restaurant Holdings, Inc.,
          Sentinel Capital Partners, L.P., Sentinel Capital Partners
          II, L.P., Omega Partners, L.P., Provident Financial Group,
          Inc., Travelers Casualty and Surety Company, Travelers
          Insurance Company, The Travelers Life and Annuity Company
          and The Phoenix Insurance Company...........................
+10.3     Transitional Financial and Accounting Services Agreement
          dated as of July 1, 1998 by and among NPC Management, Inc.
          and the Company.............................................
+10.4     Management Services Agreement dated as of July 1, 1998 by
          and among the Company and Sentinel .........................

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
  \
+10.5     Management Agreement dated as of July 1, 1998 by and among the Company and Robert B. Page..............................
+10.6     Credit Agreement dated as of July 1, 1998 by and among the
          Company, Roma Systems, Inc., Roma Franchise Corporation,
          Roma Holdings, Inc., Roma Dining LP, The Provident Bank and
          various lenders described therein...........................
+12.1     Statement of Computation of Ratios..........................
+21.1     Subsidiaries of the Issuer..................................
 23.1     Consent of Ernst & Young LLP................................
 23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1).......
+24.1     Powers of Attorney (included in signature page).............
+25.1     Statement of Eligibility of Trustee on Form T-1.............
 27.1     Financial Data Schedule.....................................
+99.1     Form of Letter of Transmittal...............................
+99.2     Form of Notice of Guaranteed Delivery.......................
+99.3     Form of Tender Instructions.................................


---------------

+ Previously filed.